UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Wolverine World Wide, Inc.
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# PROXY STATEMENT

## NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

WOLVERINE WORLDWIDE

LETTER TO SHAREHOLDERS
Wolverine World Wide, Inc.
9341 Courtland Drive, NE
Rockford, Michigan 49351
March 23, 2022
Dear Fellow Shareholders,
Thank you for your investment in Wolverine Worldwide. We made significant progress in 2021 on our strategic and financial objectives, despite supply chain challenges and the continued impacts of the COVID-19 pandemic. Some highlights are listed below:
•
Successful execution of, and investments in, the Company’s three primary growth pillars – (1) Direct to Consumer Focus, Digital Priority; (2) Powerful Product Engine; and (3) Accelerated International Growth.

•
In August 2021, the Company acquired women’s activewear brand Sweaty Betty, a digitally-native, premium global apparel brand. This acquisition is expected to fuel growth and enhance the Company’s fast-growing eCommerce business.

•
Annual revenue of $2.41 billion, representing nearly 35% growth over fiscal 2020. Excluding $117 million of revenue from the Sweaty Betty acquisition, revenue grew 28% in fiscal 2021, exceeding pre-pandemic fiscal 2019 revenue. We refer to our results of operations for fiscal 2021 excluding Sweaty Betty as “organic.”

•
Strong revenue growth across the Company’s four largest brands, with Merrell revenue growing year-over-year by 22%, Saucony by 57%, Sperry by 25%, and Sweaty Betty by 40% on a pro forma basis, assuming we acquired Sweaty Betty as of the first day of fiscal 2021. Merrell and Saucony achieved record annual revenue.

•
Direct to Consumer revenue grew significantly in fiscal 2021, up 47% including Sweaty Betty and up 23% organically, year-over-year. Direct to Consumer revenue represented 26% of total revenue in fiscal 2021, up from 15% of revenue in fiscal 2019.

•
The Company continued its excellent track record of strong earnings leverage, with reported diluted earnings per share of $0.81 and adjusted diluted earnings per share of $2.09. Adjusted diluted earnings per share grew by 125% compared to the prior year, and by 113% organically.

In addition to implementing the Company's growth pillars and other key initiatives during 2021, we concentrated on other matters critical to our long-term success. These included Board and management succession, highlighted by my appointment at the end of the year as the Company’s President and Chief Executive Officer. Other areas of focus included digital and direct to consumer expansion, supply chain management, cybersecurity protection, and brand development, which we will describe in greater detail in this proxy statement.
During 2022, our team remains focused on global growth opportunities for our portfolio of leading performance and lifestyle brands, especially in direct-to-consumer, digital, and key international channels. We will pursue a focused approach to executing against these growth pillars, capitalizing on favorable market conditions in key product categories and unlocking the potential across our powerful brand portfolio. Consistent with this, we will further invest in a variety of initiatives to drive revenue growth and earnings leverage.
We hope to receive your support at this year’s annual meeting on May 4, 2022, and encourage you to vote either online, by phone, or by mail.
Sincerely,

Brendan Hoffman
President and Chief Executive Officer
2022 PROXY STATEMENT	1

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS
10:00 a.m. EDT, May 4, 2022
Wolverine World Wide, Inc.
9341 Courtland Drive, NE
Rockford, MI 49351
March 23, 2022
To Our Shareholders:
We invite you to attend the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Wolverine World Wide, Inc. (the “Company,” “Wolverine Worldwide” or “Wolverine”). The meeting will be held on May 4, 2022, at 10:00 a.m. EDT in a virtual format designed to provide shareholders the same rights and opportunities to participate that they would have at an in-person meeting. At the Annual Meeting, shareholders will vote on the following items:
(1)	Election of the four director nominees named in the Proxy Statement for three-year terms expiring in 2025
(2)	Advisory resolution approving compensation for the Company's named executive officers (“NEOs,” and each an “NEO”)
(3)	Ratification of the Audit Committee's appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2022
Shareholders of record as of the close of business on March 7, 2022, the record date, are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote, ask questions, and view the list of registered shareholders as of the record date during the meeting, shareholders of record should go to the meeting website at www.virtualshareholdermeeting.com/WWW2022, enter the 16-digit control number found on your proxy card or Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”), and follow the instructions on the website. If your shares are held in street name and your voting instruction form or Notice of Internet Availability indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the annual meeting with the 16-digit access code indicated on that voting instruction form or Notice of Internet Availability. Otherwise, shareholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the annual meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the annual meeting.
Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or through the internet, or by completing, signing, dating and returning your proxy card in the enclosed envelope.
Rules for the conduct of the Annual Meeting will be available on the meeting website. For information about how to view the rules and the list of shareholders entitled to vote at the Annual Meeting during the ten days preceding the Annual Meeting, please visit our 2022 Annual Meeting website at www.wolverineworldwide.com/2022annualmeeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual shareholder meeting login page.
2022 PROXY STATEMENT	2

This Notice of 2022 Annual Meeting of Shareholders, Proxy Statement, proxy or voting instruction card and Annual Report for our fiscal year ended January 1, 2022 are being mailed or made available to shareholders starting on or about March 23, 2022.
By Order of the Board of Directors,

Kyle L. Hanson
Secretary
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 4, 2022.

Wolverine's Proxy Statement for the 2022 Annual Meeting of Shareholders and the Annual Report to Shareholders for the fiscal year ended January 1, 2022, are available at: www.wolverineworldwide.com/2022annualmeeting.

2022 PROXY STATEMENT	3

2022 PROXY STATEMENT	4

2022 PROXY STATEMENT	5

Proxy Statement Summary
This summary highlights key information that can be found in greater detail elsewhere in this Proxy Statement. This summary does not contain all of the information that shareholders should consider, and shareholders should read the entire Proxy Statement before voting.
Our Brand Portfolio
Wolverine Worldwide organized its portfolio of brands into two key operating groups together with an “Other” category for fiscal 2021 as illustrated below:

Strategic Focus – Growth Pillars
2021 was another successful year for the Company, with further progress on our three primary growth pillars identified below. These pillars represent our roadmap for global growth, and focused efforts and investments behind them helped build momentum and allowed us to deliver excellent growth and results as we worked to fulfill our vision to “Build a family of the most admired performance and lifestyle brands on earth.”
1.	Direct to Consumer Focus, Digital Priority – An intense focus on direct to consumer channels and digital penetration, including the following elements:
•	Engaging consumers with pinnacle brand and shopping experiences online
•	Constant flow of compelling digital content and storytelling
•	Global expansion of our eCommerce platforms
•	Direct consumer dialogue and testing to inform decisions
•	Outpaced growth with third party digital customers and distributors
2.	Powerful Product Engine – A continuous flow of powerful product marketing stories, including the following elements:
•	Increased supply base capacity to support growth in demand
•	Relentless and frequent introduction of craveable product
•	Stronger consumer insights and use of digital tools to style test products more quickly and effectively
•	Speed-to-market initiatives and deployment of digital product development tools to design and sample products more quickly and efficiently
2022 PROXY STATEMENT	6

3.	Accelerated International Growth – Strategic investment in key markets to maximize the global growth opportunity for our brands, including the following elements:
•	Strengthening regional teams, especially in China
•	Regional merchandising to enhance development of market-right products
•	Expanding network of core partners and continuous evaluation of business models
•	Investing in digital capabilities in new markets
Looking ahead, we remain committed to investing in these three key pillars to build on the progress made in 2021 and increasing our momentum.
MATTERS TO BE VOTED UPON
Shareholders are being asked to vote on the following matters at the 2022 Annual Meeting of Shareholders:
PROPOSAL		BOARD VOTE RECOMMENDATION	PAGE REFERENCE
1.	Election of Directors for Terms Expiring in 2025	FOR each Nominee	18
2.	Advisory Resolution Approving NEO Compensation	FOR	73
3.	Ratification of Ernst & Young LLP as Auditor for Fiscal Year 2022	FOR	74
2022 PROXY STATEMENT	7

ELECTION OF DIRECTORS FOR TERMS EXPIRING IN 2025
The Company's Board consists of 10 directors. The Company's By-Laws establish three classes of directors with each class serving three-year terms.
The Board has nominated four directors for election at the Annual Meeting, as outlined in the table below. Each director nominee has been nominated to serve for a three-year term expiring at the annual meeting of shareholders to be held in 2025. The Board recommends that shareholders vote “FOR” each of the nominees named below.
	Age	Director Since	Independent	Other Public Directorships	Committees	Proposed Term Expiration
Jeffrey M. Boromisa Retired Executive Vice President of Kellogg International, President of Latin America; Senior Vice President of Kellogg Company	67	2006	✔	None	Audit (Chair) Compensation	2025
Gina R. Boswell Retired President, Customer Development, Unilever U.S.A.	59	2013	✔	ManpowerGroup Inc. ACCO Brands Corporation	Compensation Governance	2025
Brendan L. Hoffman President and Chief Executive Officer of Wolverine Worldwide	53	2020		None	None	2025
David T. Kollat President and Chairman, 22, Inc.	83	1992	✔	None	Independent Lead Director	2025
Board Highlights
The following charts illustrate key characteristics of the Company's Board:

2022 PROXY STATEMENT	8

Board is Composed of Directors with the Right Mix of Skills and Experiences
The following chart lists the important experiences and attributes that the Company's Directors possess:

Shareholder Engagement
As part of its ongoing shareholder engagement efforts, the Company reached out in early 2022 to shareholders representing holders of approximately 58% of its outstanding shares and has held or expects to hold telephonic meetings with all shareholders who accepted the Company's invitation (representing holders of approximately 12% of the Company's outstanding shares). Discussions to date focused on Company strategy, financial performance, governance and compensation programs.
Corporate Governance Highlights
Wolverine Worldwide is committed to a governance structure that provides strong shareholder rights and meaningful accountability.

✔ Highly independent Board and Committees

✔ Lead Independent Director with clearly defined role

✔ Majority voting with director resignation policy

✔ No supermajority vote requirements

✔ Shareholder right to act by written consent

✔ Annual Board and Committee self-evaluations

✔ Robust Board and executive succession planning, including annual written director nominee evaluations

✔ Long-standing commitment to diversity

✔ Director onboarding orientation program and ongoing education initiatives

✔ Active shareholder engagement practices

Meeting Information
The Company's Annual Meeting is scheduled to take place virtually, as set forth in the notice, on May 4, 2022, at 10:00 a.m. EDT. As always, the Company encourages you to vote your shares before the Annual Meeting.
2022 PROXY STATEMENT	9

Corporate Governance
Wolverine Worldwide is committed to the highest level of corporate governance, and the Board has adopted Corporate Governance Guidelines to strengthen management accountability and promote long-term shareholder interests.
BOARD OF DIRECTORS
The shareholders elect directors to serve on the Company's Board of Directors (the “Board of Directors” or “Board”). The Board oversees the management of the business by the Chief Executive Officer (“CEO”) and senior management. In addition to its general oversight function, the Board's responsibilities include, but are not limited to, the following:
•	Reviewing and approving the Company's key objectives and strategic business plans, and monitoring implementation of those plans and the Company's success in meeting identified objectives
•	Selecting, evaluating and approving the compensation of the CEO and overseeing CEO succession planning
•	Providing advice and oversight regarding the selection, evaluation, development and compensation of management
•	Overseeing the Company's process for assessing and managing risk and mitigation activities
•	Shaping effective corporate governance
•
Reviewing and monitoring administration of policies and procedures to safeguard the integrity of the Company's business operations and financial reporting and to promote compliance with applicable laws and regulations

Board Composition
Board Highlights
The Board prides itself on its ability to recruit and retain directors who have high personal and professional integrity and have demonstrated exceptional ability and judgment to effectively serve shareholders' long-term interests. These skills and attributes will help the Company accomplish its most important strategic objectives, such as eCommerce and digital growth, brand building, operational excellence and supply chain management, and international growth. The Board also values diversity and considers this an important factor in determining nominees for appointment and election, as evidenced by the current makeup of the Board, which includes three female directors, two of whom are also racial/ethnic minorities. The Board believes that its directors, including the nominees for election as directors at the Annual Meeting, have characteristics and valuable skills that provide the Company with the variety and depth of knowledge, judgment and strategic vision necessary to provide effective oversight of the Company.
To help achieve the right mix of experience and expertise, and to assist in succession planning, the Board, at the recommendation of the Governance Committee, has identified specified skills and attributes it desires its members to possess. The below graphic lists these skills and attributes and indicates which of the directors possess each. As shown, these skills and attributes are well represented within the Board.
2022 PROXY STATEMENT	10

		SKILLS & ATTRIBUTES
	Totals	Boromisa	Boswell	Gerber	Hoffman	Kollat	Krueger	Lauderback	Long	McCreight	Wilson-Thompson
Active Executive	2				✔					✔
Brand Building	9	✔	✔		✔	✔	✔	✔	✔	✔	✔
Current or Former CEO	4				✔		✔		✔	✔
Digital/eCommerce/IT	5		✔		✔	✔	✔			✔
Finance	9	✔	✔	✔	✔	✔	✔		✔	✔	✔
Footwear/Apparel	6			✔	✔	✔	✔	✔		✔
Global Supply Chain	4	✔			✔		✔	✔
International Business	10	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Marketing	8	✔	✔		✔	✔	✔	✔	✔	✔
Public Company Governance	10	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Retail	9		✔	✔	✔	✔	✔	✔	✔	✔	✔
The Governance Committee reviews with the Board on an annual basis the skills, experience and characteristics desired of Board members in the context of the current makeup of the Board. The Board, with the assistance of the Governance Committee, annually assesses the current composition of the Board across many dimensions. As set forth in the Company's Corporate Governance Guidelines, which are posted on its website, this assessment addresses the skills and attributes set forth in the table above and the individual performance, experience, age and skills of each director.
Director Nominations
The Board's Governance Committee serves as its nominating committee. The Governance Committee, in anticipation of upcoming director elections and other potential or expected Board vacancies, evaluates qualified individuals and recommends candidates to the Board. As part of the search process for each new director, the Governance Committee actively seeks out women and minority candidates to include in the pool from which Board nominees are chosen. The Governance Committee may retain a search firm or other external parties to assist it in identifying candidates, and the Governance Committee has the sole authority to select such a firm, approve the search firm's fees and retention terms, and to terminate the firm if necessary.
The Governance Committee considers candidates suggested by directors, senior management or shareholders. Shareholders may recommend individuals as potential director candidates by communicating with the Governance Committee through one of the Board communication mechanisms described under the heading “Shareholder Communications Policy.” Shareholders that wish to nominate a director candidate must comply with the procedures set forth in the Company's By-Laws, which are posted on its website. Ultimately, upon the recommendation of the Governance Committee, the Board selects the director nominees for election at each annual meeting. In selecting director nominees, the Board considers each candidate's performance as a director (which is assessed through an anonymous written peer evaluation); personal and professional integrity; ability and judgment; and likelihood to be effective, working with the other nominees and directors, in serving the long-term interests of the shareholders. The Governance Committee also considers candidates' relative skills, experience, attributes, background and characteristics as well as independence under applicable New York Stock Exchange (“NYSE”) listing standards and the Company's Director Independence Standards, potential to contribute to the composition and culture of the Board, and ability and willingness to actively participate in the Board and committee meetings and to otherwise devote sufficient time to Board duties.
BOARD SELF-ASSESSMENT
As part of an annual self-assessment, each director evaluates, over a number of dimensions, the performance of the Board and any committee on which he or she serves. Dr. Kollat, the Lead Independent Director, works with the Governance Committee to review the Board self-assessment with directors following the end of each fiscal year and to conduct individual director interviews at the end of each year. Committee Chairpersons review the committee self-assessments with their respective committee members and discuss them with the Board.
2022 PROXY STATEMENT	11

In addition, the Governance Committee, working with the Lead Independent Director, develops and implements guidelines for evaluating all directors standing for nomination and election and oversees the evaluation of such nominees.

The Corporate Governance Guidelines (including the Director Independence Standards), the Charter for each Board standing committee (Audit, Compensation and Governance), the Company's Certificate of Incorporation, By-Laws, Code of Business Conduct, and its Accounting and Finance Code of Ethics all are available on the Wolverine Worldwide website at:
www.wolverineworldwide.com/investor-relations/corporate-governance/.

The Board and applicable committees annually review these and other key governance documents.

RISK OVERSIGHT
The Board oversees the Company's process for assessing and managing risk and mitigation activities with a focus on the most significant risks facing the Company, including strategic, operational and supply chain, financial, environmental, cybersecurity, human capital, and legal compliance risks. This oversight is conducted through presentations by and discussions with the CEO, President, Chief Financial Officer (“CFO”), Director of Internal Audit, General Counsel or Associate General Counsel, Chief Information Officer, Chief Information Security Officer, brand and department leaders and other members of management. The Associate General Counsel, Senior Risk Manager, and Director of Internal Audit coordinate management's day-to-day risk management and mitigation efforts, and the Director of Internal Audit reports directly to the Audit Committee.
The Associate General Counsel and Director of Internal Audit review with the Audit Committee regularly, and with the full Board periodically, management's risk assessment and mitigation strategies. In addition to the above processes, the Board has delegated risk management and mitigation oversight responsibilities to its standing committees, which meet regularly to review and discuss specific risk topics that align with their core responsibilities.

• The Audit Committee reviews the Company's approach to risk management generally. The Audit Committee also oversees the Company's risk policies and processes relating to its financial statements and financial reporting processes, credit risks and liquidity risks, as well as the Company's management of risks related to cybersecurity. The Audit Committee discusses with management and the independent auditors significant risks or exposures and the steps taken by management to mitigate them.

• The Compensation Committee monitors the risks associated with management resources; organization structure and succession planning, hiring, development and retention processes; and it reviews and evaluates risks associated with the Company's compensation structure, policies and programs.

• The Governance Committee oversees the Company's management of risks related to the Company's governance structure and processes and potential risks arising from related person transactions. The Governance Committee also oversees the Company’s environmental, social, and governance matters.

The Company reviewed its compensation policies and practices to assess whether they are reasonably likely to have a material adverse effect on the Company. As part of this review, the Company compiled information about the Company's incentive plans, including reviewing the Company's compensation philosophy, evaluating key incentive plan design features and reviewing historic payout levels and pay mix. With assistance from Company management and its independent compensation consultant, the Compensation Committee reviewed the executive compensation program, and managers from the Company's human resources and legal departments reviewed the non-executive compensation programs.
2022 PROXY STATEMENT	12

ENVIRONMENTAL AND SOCIAL HIGHLIGHTS
Throughout our over 130-year history, the Company has been passionate about living our Vision, Mission, and Values. These principles are embedded in the governance practices and Code of Business Conduct outlined below, which guide the Board and the Company’s global employees in their actions. Among these, our core value to “Do the Right Thing – Always” forms the foundation and guiding light of the Company’s environmental, social, and governance (“ESG”) efforts.

The focus of the Company’s ESG initiatives include the environment, sustainability and responsible sourcing; diversity, equity, and inclusion (“DE&I”); and community impact. The Company has designated its Governance Committee to oversee and make recommendations to the Board concerning ESG matters, including these initiatives and their integration into the Company’s business and long-term value creation for the Company and its shareholders. The Governance Committee oversees these initiatives because the Company's growth depends not just on financial performance and new products, but also on the Company's impact on our communities, our employees and the planet.

The Board regularly reviews brand initiatives and footwear collections and launches that have environmental and social impacts, and the Board's Governance Committee is responsible for overseeing the development and disclosure of the Company’s broader ESG initiatives. Some of these ESG initiatives are summarized below, and more information is available on the Company’s corporate responsibility website at wolverineworldwide.com/about-us/responsibility/ and in our most recent Global Impact Report at https://www.wolverineworldwide.com/wp-content/
uploads/2021/07/2020.IR_.V10.pdf.[1]

Environmental, Sustainability, and Responsible Sourcing

Wolverine Worldwide is committed to making the world a better place. Our goal is to reduce and responsibly manage our environmental impacts, and we believe the steps we take today will reduce our footprint tomorrow. We aim to achieve this goal by actively implementing environmentally-friendly business practices, seeking out sustainable products and components, and responsibly sourcing our products in accordance with clear and transparent standards.

Protecting Our Planet
•
ReChaco Program – Chaco strives to keep sandals out of landfills by creating durable and repairable products. Since 2010, the brand has saved over 271,000 sandals from landfills through the ReChaco Program by allowing consumers to have their sandals repaired. Every pair of sandals saved represents roughly two pounds of material saved from a landfill.

•
Reducing Waste – We have a variety of recycling programs in place at our facilities, including paper, plastic, cardboard, batteries, electronics, glass, and other items. These initiatives have prevented hundreds of thousands of pounds of waste from ending up in landfills, and have saved hundreds of thousands of gallons of water from being used for paper production.

•
Reducing Energy Consumption – Over the past few years, we have implemented initiatives to improve energy efficiency and increase our support of renewable energy, including purchasing Renewable Energy Credits to offset the energy use at our North America facilities since 2015 and taking steps to achieve LEED-certifications for both our Boston and London campuses.

•	Reducing Water Consumption – We have implemented conservation initiatives at many of our facilities, including installing motion sensor faucets and no-touch hand driers.
[1]	Website links are provided for convenience, and content on referenced websites is not, and shall not be deemed to be, incorporated by reference into the proxy statement.
2022 PROXY STATEMENT	13

Sustainability
•
Product Sustainability Standards – Our Product Sustainability Standards establish clear baseline expectations for all of our brands to promote social responsibility, environmental stewardship, and animal welfare. We have been increasing our use of more sustainable materials, such as recycled polyester, natural rubber, organically grown cotton, algae, and other materials.

•
Sustainable Apparel Coalition – Wolverine Worldwide is a proud member of the Sustainable Apparel Coalition – the apparel, footwear, and textile industry’s leading alliance for sustainable production. The Coalition developed the Higg Index, a standardized value chain measurement suite of tools for all industry participants. These tools measure environmental and social labor impacts across the value chain. With this data, we aim to address inefficiencies, improve sustainability performance, and achieve the environmental social transparency consumers are demanding.

Responsible Sourcing & Supply Chain
•
Production Code of Conduct – The Wolverine Worldwide Production Code of Conduct outlines our longtime commitment to social responsibility. This commitment includes upholding the human rights of workers by treating them with dignity and respect, while improving working conditions within our supply chain. The Production Code of Conduct clarifies the minimum standards that factories and suppliers with whom Wolverine Worldwide conducts business are required to satisfy when conducting their operations. We routinely conduct social compliance audits through our internal teams and industry-leading audit firms to monitor compliance with our Production Code of Conduct.

•
Supply Chain Transparency – Wolverine Worldwide is committed to long-term partnerships rooted in trust, open communication, and a shared vision that fosters continuous improvement and compliance with our Production Code of Conduct. Wolverine Worldwide has a zero-tolerance policy for forced labor, human trafficking, and slavery or involuntary work of any kind. The Company conducts its own verification and utilizes third-party verification for our finished goods factories to assess risks related to human trafficking, slavery, and other social compliance metrics. We also engage independent third-party firms to audit direct supplier facilities and require that our direct suppliers, along with their contractors and subcontractors, abide by our Production Code of Conduct. Wolverine Worldwide maintains an ethics report line for individuals to report violations of the Company’s policies, including the Production Code of Conduct, 24 hours a day from anywhere in the world.

•	Leather Working Group – Wolverine Worldwide joined the Leather Working Group in 2006 to support more responsible leather manufacturing.
Diversity, Equity & Inclusion
Our corporate culture welcomes people from all backgrounds who share our values of teamwork, open communications, integrity, respect, and accountability. These are the things that bind us together, making Wolverine Worldwide a great company and a great place to grow. As an expanding global company, diversity is much more than simply a goal — it’s a part of our DNA. For that reason, the thousands of Wolverine Worldwide employees around the world reflect a diverse range of cultures, religions, ethnicities, and nationalities, as well as varied professional and educational backgrounds. Because we believe in cultivating a well-rounded, diverse workforce, we continuously seek out individuals who reflect and support our goal of maintaining a diverse corporation.
We aim to foster a diverse, equitable, and inclusive culture through a wide variety of initiatives, including targeted employee resource groups. Recently, we expanded our efforts by retaining an expert consultant focused on diversity and accelerating our efforts in this critical area.
•
Employee Resource Groups – Employee Resource Groups at Wolverine Worldwide play an important role in fostering an inclusive culture. These groups provide opportunities for global team members to connect and to learn from and support one another as well as to help drive meaningful change throughout the Company.

○
The Change Mob – The Change Mob is a grassroots network of employees from around the globe, representing every function to help drive and sustain change across the Company. This empowered group keeps a pulse on what’s happening at the Company, shares information with their Company networks, contributes their ideas to drive change and provides valuable feedback to our leadership team.

○
Womxn’s Resource Group – The Womxn's Resource Group (“WRG”) works to empower and inspire the women of Wolverine Worldwide to actively engage in the community, provide mentorship opportunities and create a meaningful, professional network. And the ‘x’ in the group’s name isn’t a typo; it symbolizes that WRG is inclusive to all employees who identify as female.

2022 PROXY STATEMENT	14

○
Wolverine Young Professionals – The Wolverine Young Professionals (“WYP”) group strives to promote an environment that helps attract and retain the next generation of business leaders. WYP is committed to personal and professional development by contributing to the Company's workplace community through social activities and volunteer opportunities.

•
Expert Guidance – To help promote a lasting, long-term DE&I framework, we found a partner with expertise in Skot Welch and his team at Global Bridgebuilders who have provided a framework for and guided the implementation of the Company’s Inclusion Framework.

•	The Diversity Action Council
○
The Company has established a Diversity Action Council (“DAC”) to lead its DE&I efforts and develop strategies and actions to help foster a more diverse, equitable, and inclusive culture. DAC members come from all parts of the Company and all around the world, and the DAC provides leadership for important subcommittees within the Company, each with a specific focus:

•	Leadership & Direction: this subcommittee focuses on the understanding of and commitment to workforce diversity by the Company’s Senior Management Team.
•	Organizational Processes: this subcommittee focuses on the human resources systems and processes that are in place to support workforce diversity.
•	Communications: this subcommittee focuses on advocating for diversity to employees, customers, suppliers, and other company stakeholders.
•	External Relationships: this subcommittee focuses on relationships with suppliers and other community organizations to encourage and develop workforce diversity.
•	Systems Criteria & Process Management: this subcommittee focuses on the impact of tools used to systematize the workforce diversity process.
These groups will use employee survey results and focus group feedback to prioritize and expand a framework to support a more inclusive, more diverse, and stronger organization.
•	Communication & Learning
○	To help support the Company’s DE&I initiatives, Wolverine Worldwide provides a Diversity, Equity, and Inclusion section on WeConnect, our internal employee information and communications platform.
○
The Company also offers DE&I resources to increase awareness and educate our employees around the world through unconscious bias and other diversity training, such as Global Bridgebuilders Diversity, Equity & Inclusion 101 training sessions that were first made available to employees in early 2021.

○
In early 2022, the Company offered increased engagement in our DE&I work via our Inclusion Exchange, an online platform where employees can develop and share their ideas for creating a more diverse and inclusive culture with members of the DAC subcommittees.

•
Our brands’ Diversity, Equity, and Inclusion Initiatives – The Wolverine Worldwide family of brands have also amplified their DE&I efforts by supporting meaningful causes, evaluating internal team cultures, and developing actionable goals toward driving systematic change.

Community Impact
Wolverine Worldwide has historically engaged with and served the communities in which we live and work, as well as our internal community at the Company. As champions for positive change, it is our responsibility to enrich our global communities by giving our time and resources to make the world a better place.
2022 PROXY STATEMENT	15

•
Wolverine Worldwide Foundation – Rooted in our commitment to contribute positively to the communities where our employees work and live, the Wolverine Worldwide Foundation was founded in 1959 to support our charitable initiatives. Through the Foundation, the Company is actively involved in supporting charitable organizations with a focus on education, the environment, arts and culture, and human aid and service.

•
United Way – Every year through employee contributions, footwear and apparel sales, and several employee-led fundraising events, Wolverine Worldwide has consistently given back to the local communities where we live and work. Over the past 7 years, Wolverine Worldwide has donated over $3.3 million to United Way.

•
Two Ten Footwear Foundation – Wolverine Worldwide has continued its longstanding support of the Two Ten Footwear Foundation, which was founded in 1939 and exists to improve the lives and careers of footwear employees and their families through emergency financial assistance, scholarships, and career development opportunities. Wolverine Worldwide and its brands support Two Ten through financial assistance and product donations.

•	Brand-Supported Initiatives – our brands have been helping those in need in the following ways:
○
Sweaty Betty – the brand launched the Sweaty Betty Foundation in 2021, with a mission to empower women and girls from every background to get active, and stay active, for life. The Foundation’s focus is on girls aged 10 to 18, particularly those from disadvantaged backgrounds who face barriers to being active.

○
Merrell – in 2021 the brand joined forces with Big Brothers Big Sisters (BBBS) in a multi-year partnership to harness the power of being outside and make it more accessible to more youth. Merrell is providing financial support and equipment to BBBS and its well-known one-on-one mentoring program between “Bigs” and “Littles,” to bring awareness and increase equity for youth who may not have adequate access to nature, natural parks, or public trails.

○
Chaco – Chaco collaborated with Camp Brave Trails in 2021, helping LGBTQ+ youth find their people, place, and passion through summer camps, family programs, mentorship programs, meet-up groups, and leadership programming. The Chaco X Camp Brave Trails product collaboration launched to celebrate this partnership, and for each pair of the colorful, limited edition sandals sold, Chaco donated a portion of the proceeds to Camp Brave Trails.

○
Wolverine – our namesake footwear and apparel brand continued its long-standing commitment to supporting the next generation of skilled trades workers, by partnering with Metallica’s All Within My Hands Foundation. Their 2021 Wolverine X Metallica Scholars collaboration raised funds for workforce education programs and community colleges, to provide skills and support to students looking to enter a traditional trade or applied learning program. Since launching the partnership in 2019, Wolverine has contributed more than $300,000 to the Metallica Scholars Initiative.

CODE OF BUSINESS CONDUCT AND ACCOUNTING AND FINANCE CODE OF ETHICS
The Board has adopted a Code of Business Conduct for the Company's directors, officers and employees. The Board also has adopted an Accounting and Finance Code of Ethics (“Accounting and Finance Code”) that focuses on the financial reporting process and applies to the Company's CEO, CFO and Corporate Controller.

The Company discloses amendments to or waivers from its Code of Business Conduct affecting directors or executive officers and amendments to or waivers from its Accounting and Finance Code on its website at:
www.wolverineworldwide.com/investor-relations/corporate-governance/.

2022 PROXY STATEMENT	16

SHAREHOLDER COMMUNICATIONS POLICY
Shareholders and other interested parties may send correspondence to the Board, the non-employee directors as a group, a specific Board committee or an individual director (including the Lead Director) in the manner described below.
The General Counsel or Associate General Counsel will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) as applicable at each regularly scheduled Board meeting.

Communications may be sent via email through various links on our website at:
www.wolverineworldwide.com/investor-relations/corporate-governance/ or by regular mail c/o General Counsel, Wolverine World Wide, Inc., 9341 Courtland Drive, NE, Rockford, MI 49351.

The General Counsel or Associate General Counsel will alert individual directors if an item warrants a prompt response from the individual director prior to the next regularly scheduled meeting. Items warranting a prompt response, but not addressed to a specific director, will be routed to the applicable committee Chairperson.
2022 PROXY STATEMENT	17

Proposal 1 — Election of
Directors for Terms Expiring
in 2025
The Company's Board consists of ten directors. The Company's By-Laws establish three classes of directors with each class serving three-year terms. At each annual meeting, the term of one class expires. The Board has nominated four directors for election at the Annual Meeting: Jeffery M. Boromisa, Gina R. Boswell, Brendan L. Hoffman, and David T. Kollat. Each director has been nominated to serve for a three-year term expiring at the annual meeting of shareholders to be held in 2025 or until his/her successor, if any, has been elected and is qualified.
All director nominees other than Mr. Hoffman are independent directors, as determined by the Board under the applicable NYSE listing standards and the Company's Director Independence Standards. Each director nominee currently serves on the Board. The shareholders most recently elected Messrs. Boromisa and Kollat and Ms. Boswell at the Company's 2019 Annual Meeting. Mr. Hoffman was appointed to the Board in 2020 on the recommendation of the Company’s Governance Committee after being hired as the President of the Company.
The Company is not aware of any nominee who will be unable or unwilling to serve as a director. However, if a nominee is unable to serve or is otherwise unavailable for election, the incumbent directors may or may not select a substitute nominee. If the directors select a substitute nominee, the proxy holder will vote the shares represented by all valid proxies for the substitute nominee (unless other instructions are given).
The biographies of the four nominees and the other directors of the Company are below, along with a discussion of the experience and skills of each director.
2022 PROXY STATEMENT	18

Director Nominees with
Proposed Terms Expiring in 2025
JEFFREY M. BOROMISA Age: 67 Director since: 2006
Select Business Experience: Retired Executive Vice President of Kellogg International, President of Latin America; Senior Vice President of Kellogg Company	Board Committees: Audit (Chair) Compensation	Other Public Directorships: None

Career Highlights:
Mr. Boromisa worked at Kellogg Company, a global food manufacturing company, and its affiliates from 1981 to 2009. From 2008 through his retirement in May 2009, Mr. Boromisa was Executive Vice President of Kellogg International, President of Latin America; and Senior Vice President of Kellogg Company. From 2007 until 2008, Mr. Boromisa served as Executive Vice President of Kellogg International, President of Asia Pacific and Senior Vice President of Kellogg Company. From 2004 through 2006, he was Senior Vice President and Chief Financial Officer of Kellogg Company. In addition, beginning in 2004 and through his retirement, Mr. Boromisa was a member of Kellogg Company's Global Leadership Team. Prior to 2004, Mr. Boromisa occupied various leadership positions with Kellogg. Mr. Boromisa is also a director at Haworth International, Inc., a privately held, multinational, office furniture design and manufacturing company.

Experience and Skills:
With nearly 30 years of experience at Kellogg Company, including serving as its Chief Financial Officer and leading various operational business units, Mr. Boromisa has obtained international business, brand building and finance expertise.

2022 PROXY STATEMENT	19

GINA R. BOSWELL Age: 59 Director since: 2013
Select Business Experience: Retired President, Customer Development, Unilever U.S.A.	Board Committees: Compensation Governance	Other Public Directorships: ManpowerGroup Inc. ACCO Brands Corporation

Career Highlights:
From May 2017 until her retirement in October 2019, Ms. Boswell was the President, Customer Development for Unilever U.S.A., one of the largest markets for Unilever PLC / Unilever N.V., a multinational consumer goods company whose products include Dove, Vaseline, Lipton, and Hellman's. From September 2015 to May 2017, Ms. Boswell served as Executive Vice President and General Manager for Unilever UK & Ireland. From 2011 to September 2015, Ms. Boswell served as Executive Vice President, Personal Care for Unilever PLC / Unilever N.V. From 2008 to 2011, Ms. Boswell served as President, Global Brands, for The Alberto Culver Company, a consumer goods company. Ms. Boswell has held numerous other senior leadership positions with other leading global companies, including Avon Products, Inc., Ford Motor Company, and Estee Lauder Companies, Inc. Ms. Boswell is a member of the board of ManpowerGroup Inc., a publicly traded workforce solutions company, and ACCO Brands Corporation, a publicly traded academic, consumer and business products company.

Experience and Skills:
Through senior leadership roles with leading branded companies, Ms. Boswell has obtained expertise in brand building, international business, marketing, digital/eCommerce and finance, and her service as a director of public companies has given her experience with public company governance and related matters.

2022 PROXY STATEMENT	20

BRENDAN L. HOFFMAN Age: 53 Director since: 2020
Select Business Experience: President and Chief Executive Officer of Wolverine Worldwide	Board Committees: None	Other Public Directorships: None

Career Highlights:
Mr. Hoffman was appointed as President of Wolverine Worldwide effective in September 2020 and has served as the President and Chief Executive Officer of the Company since January 2022. From 2015 to August 2020, Mr. Hoffman served as the President and Chief Executive Officer of Vince Holding Corp., a public company and apparel retailer. Prior to joining Vince, Mr. Hoffman served as the President and Chief Executive Officer of Bon-Ton Stores Inc., a department store chain, from 2012 to 2014. Previously, he was the President and Chief Executive Officer of Lord & Taylor L.L.C., a department store chain, for more than three years and, before that, he served for six years as President and Chief Executive Officer of Neiman Marcus Direct, an online retailer and a subsidiary of The Neiman Marcus Group Inc., where he oversaw the growth of neimanmarcus.com and the launch and growth of bergdorfgoodman.com. During the past 5 years, he has served as a director of Vince Holding Corp. and Pier 1 Imports, a home furnishings and decor retailer.

Experience and Skills:
Mr. Hoffman's more than 15 years in senior leadership roles with apparel and retail companies have provided him expertise in apparel, retail, international business and finance, and his experience as a director at Vince Holding Corp., Pier 1 Imports and now the Company has given him extensive experience with public company governance and related matters.

2022 PROXY STATEMENT	21

DAVID T. KOLLAT Age: 83 Director since: 1992
Select Business Experience: President and Chairman, 22, Inc.	Board Committees: Independent Lead Director	Other Public Directorships: None

Career Highlights:
Dr. Kollat has been Chairman and President of 22, Inc., a company specializing in research and management consulting for retailers and consumer goods manufacturers, since 1987. In addition to his marketing and management experience as Chairman and President of 22, Inc., Dr. Kollat served for 11 years in senior leadership positions at L Brands, Inc., a publicly traded, multinational apparel and retail company, including as Executive Vice President, Marketing; President of Victoria's Secret Direct; and as a member of its executive committee. Dr. Kollat is Lead Independent Director of Wolverine Worldwide, a position he has held since 2007. Dr. Kollat was a director of L Brands, Inc. from 1976 to 2019 and was a director of Sleep Number Corporation, a bed manufacturer and retailer, from 1994-2018.

Experience and Skills:
Dr. Kollat's more than 40 years' experience at L Brands, Inc. and 22, Inc. has provided him with marketing, apparel, international business, brand building, retail and finance expertise. He also has significant experience with company governance and related matters through service on more than twenty boards of directors, including extensive service on public company boards, and service as a Lead Independent Director and chair of nominating, audit and compensation committees.

Dr. Kollat offered his resignation pursuant to the requirements of the Corporate Governance Guidelines because he is older than 72. The Board has determined that it is in the best interests of shareholders for Dr. Kollat to continue to serve as a director and Dr. Kollat is willing to continue to serve as a director. The Board did not accept Dr. Kollat’s offer to resign and nominated him for an additional three-year term.

BOARD RECOMMENDATION
The Board recommends that you vote “FOR” the election of the above nominees for proposed terms expiring in 2025.
2022 PROXY STATEMENT	22

Directors with Terms
Expiring in 2023
WILLIAM K. GERBER Age: 68 Director since: 2008
Select Business Experience: Managing Director of Cabrillo Point Capital LLC; Retired Executive Vice President and Chief Financial Officer of Kelly Services, Inc.	Board Committees: Audit Compensation	Other Public Directorships: Cleveland-Cliffs, Inc.

Career Highlights:
Mr. Gerber is Managing Director of Cabrillo Point Capital LLC, a private investment fund. He has held that position since 2008. From 1998 to 2007, Mr. Gerber was Executive Vice President and Chief Financial Officer of Kelly Services, Inc., a publicly traded global staffing solutions company with operations in more than 35 countries. Mr. Gerber served in various leadership positions with L Brands, Inc., a multinational apparel and retail company, prior to joining Kelly Services, Inc. Mr. Gerber currently serves as director of Cleveland-Cliffs, Inc., a publicly traded producer of iron ore and steel products, since 2020. From 2007 through 2020, Mr. Gerber was a director of AK Steel Holding Corporation, which merged with Cleveland-Cliffs in 2020.

Experience and Skills:
From his 25 years in senior leadership positions with L Brands, Inc. and Kelly Services, Inc., Mr. Gerber obtained extensive experience in apparel, retail, international business and finance, and his service as a director of various public companies has given him experience with public company governance and related matters.

2022 PROXY STATEMENT	23

BLAKE W. KRUEGER Age: 68 Director since: 2006
Select Business Experience: Executive Chairman of Wolverine Worldwide	Board Committees: None	Other Public Directorships: None

Career Highlights:
Mr. Krueger is Executive Chairman of Wolverine Worldwide, a position he assumed in January 2022. Prior to becoming Executive Chairman, Mr. Krueger served as Chief Executive Officer of the Company starting in April 2007 and Chairman of the Board starting in January 2010. He also served as President of Wolverine Worldwide from April 2007 until September 2020. From October 2005 until April 2007, Mr. Krueger served as President and Chief Operating Officer of Wolverine Worldwide. From 2004 to October 2005, he served as Executive Vice President and Secretary of Wolverine Worldwide and President of its Heritage Brands Group. From 2003 to 2004, Mr. Krueger served as Executive Vice President and Secretary of Wolverine Worldwide and President of the Company's Caterpillar Footwear Group. He also previously served as Executive Vice President, General Counsel and Secretary of Wolverine Worldwide with various responsibilities including human resources, retail, business development, accessory licensing, mergers and acquisitions and legal. Mr. Krueger serves as a director of Bissell Homecare, Inc., a privately held company and leading brand of floor care appliances.

Experience and Skills:
Mr. Krueger's more than 25 years in senior leadership roles with the Company have provided him expertise in footwear and apparel, retail, international business and finance, and his board experience at the Company and Professionals Direct, Inc., a former publicly traded insurance company, has given him extensive experience with public company governance and related matters.

2022 PROXY STATEMENT	24

NICHOLAS T. LONG Age: 63 Director since: 2011
Select Business Experience: Managing Partner, Bridger Growth Partners, LLC; Retired Chief Executive Officer of MillerCoors LLC	Board Committees: Compensation (Chair) Governance	Other Public Directorships: Amcor Limited

Career Highlights:
Mr. Long has acted as a Managing Partner for Bridger Growth Partners, LLC, a private investment fund, since 2015. From 2011 until his retirement in 2015, Mr. Long served as Chief Executive Officer of MillerCoors LLC, a joint venture between two publicly traded beverage companies. From 2008 to 2011, Mr. Long served as President and Chief Commercial Officer of MillerCoors LLC. From 2007 to 2008, Mr. Long served as Chief Executive Officer of Miller Brewing Company, a beverage company, and he served as Chief Marketing Officer of Miller Brewing Company from 2005 to 2007. Prior to joining Miller Brewing Company, Mr. Long spent 17 years in various senior leadership positions at The Coca-Cola Company, a beverage company, including Vice President of Strategic Marketing, Global Brands; Vice President, Strategic Marketing Research and Trends; President of Coca Cola's Great Britain and Ireland Division; and President of the Northwest Europe Division. Mr. Long currently serves as a director of Amcor Limited, a publicly-traded packaging solutions company.

Experience and Skills:
Through his more than 20 years in senior positions at category leading, branded companies, Mr. Long has developed significant marketing, international business and brand building expertise.

2022 PROXY STATEMENT	25

Kathleen Wilson-Thompson Age: 64 Director since: 2021
Select Business Experience: Retired Executive Vice President & Global Chief Human Resources Officer of Walgreens Boots Alliance Inc.	Board Committees: None	Other Public Directorships: Tesla, Inc. McKesson Corporation

Career Highlights:
Ms. Wilson-Thompson previously served as Executive Vice President and Global Chief Human Resources Officer of Walgreens Boots Alliance, Inc., a global pharmacy and wellbeing company, from December 2014 to January 2021, and as Senior Vice President and Chief Human Resources Officer from January 2010 to December 2014. Prior to Walgreens, Ms. Wilson-Thompson held various legal and operational roles at Kellogg Company, a food manufacturing company, from July 2005 to December 2009, including most recently as its Senior Vice President, Global Human Resources. Ms. Wilson-Thompson currently serves as a director of Tesla, Inc., an electric vehicle manufacturer and clean energy company, and McKesson Corporation, a publicly-traded healthcare company.

Experience and Skills:
Through her 15 years of experience at Walgreens and Kellogg, Ms. Wilson-Thompson developed significant experience in retail, international business, legal, and human capital management, and her service as a director of Tesla and McKesson has given her experience with public company governance and related matters.

2022 PROXY STATEMENT	26

Directors with Terms
Expiring in 2024
BRENDA J. LAUDERBACK Age: 71 Director since: 2003
Select Business Experience: Chair of Denny's Corporation; Retired President of the Wholesale and Retail Group of Nine West Group, Inc.	Board Committees: Audit Governance (Chair)	Other Public Directorships: Denny's Corporation (Board Chair) Sleep Number Corporation

Career Highlights:
Ms. Lauderback is currently the Chair of the Board of Denny's Corporation, a restaurant company, and has acted as a Director of Denny's Corporation since 2005 and Sleep Number Corporation, a bed manufacturer and retailer, since 2004. From 1995 until her retirement in 1998, Ms. Lauderback was President of the Wholesale and Retail Group of Nine West Group, Inc., a footwear wholesaler and distributor. She previously was the President of the Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor, a position that included responsibility for offices in China, Italy and Spain, and she was a Vice President/General Merchandise Manager of Dayton Hudson Corporation (now Target Corporation), a retail company. From 1998 to 2015, Ms. Lauderback also was a director of Big Lots, Inc., a retail company.

Experience and Skills:
Ms. Lauderback has more than 25 years of experience in the retail industry, with more than 20 years in the footwear, apparel, and accessories industries. These senior leadership positions have provided her with strong footwear, apparel and retail expertise. She also has extensive experience with public company governance and related matters. Ms. Lauderback was named to the National Association of Corporate Directors' (NACD) 2017 Directorship 100 list.

2022 PROXY STATEMENT	27

DAVID W. MCCREIGHT Age: 59 Director since: 2019
Select Business Experience: Chief Executive Officer and Director of Lulu's Fashion Lounge Holdings, Inc.	Board Committees: Compensation Governance	Other Public Directorships: CarMax, Inc. Lulu's Fashion Lounge Holdings, Inc.

Career Highlights:
Mr. McCreight has served as the Chief Executive Officer and Director of Lulu's Fashion Lounge Holdings, Inc., an online retail platform for women's apparel and accessories, since April 2021. From 2016-2018 Mr. McCreight was President of URBN, the parent company of multinational lifestyle brands Anthropologie, Urban Outfitters, and Free People. Between 2011 and 2018, Mr. McCreight was the Chief Executive Officer of Anthropologie Group, the primary brand of which is Anthropologie, a leading multinational and multichannel lifestyle brand. Prior to that, Mr. McCreight was the President of Under Armour, Inc. from 2008 through 2010 and Lands' End, Inc. through 2008.

Experience and Skills:
Through more than 30 years of senior leadership positions with leading multinational and multichannel apparel, footwear, accessories, and lifestyle brands, Mr. McCreight has obtained global direct-to-consumer and international business experience. Mr. McCreight also has strong leadership and business experience from his service on public company boards, including Lulu's Fashion Lounge Holdings, Inc. and CarMax, Inc., as well as DavidsTea, Inc., where he served as a director from 2014 to 2018. In 2019, Mr. McCreight became a Governance fellow of the National Association of Corporate Directors.

2022 PROXY STATEMENT	28

BOARD LEADERSHIP
The Company's Corporate Governance Guidelines give the Board the flexibility to determine the best leadership structure for the Company based upon the Company's evolving needs and opportunities. The Governance Committee periodically reviews the Board's leadership structure, including whether to separate the roles of Chairman and CEO, based upon the Board and Company's then-current circumstances, and recommends changes to the Board as appropriate. Currently, the Company's former CEO also serves as the Executive Chairman of the Board. In addition, since 1993, the independent directors have annually elected a Lead Independent Director who performs a role in many ways similar to an independent Chairman. The Board believes that this leadership structure is in the best interests of the Company and its shareholders at this time because it provides the Board with effective independent oversight of management. Specifically, the Lead Independent Director has the following enumerated responsibilities:
•	Serve, as necessary, as a liaison between the Executive Chairman and the independent directors
•	Preside over Board meetings in the absence of the Executive Chairman
•	Review, approve and help develop the agendas and scheduling for Board and committee meetings
•	Review and approve information and meeting materials sent to the Board
•	Preside over executive sessions, with the authority to call executive sessions
•	Work with the Compensation Committee and members of the Board to provide an effective annual performance review of the CEO and participate in CEO succession planning
•	Oversee, along with the Governance Committee, the annual Board and committee evaluations
•	Be available for consultation and communication with shareholders, as appropriate
DIRECTOR INDEPENDENCE
The Board annually assesses the independence of all directors. To qualify as “independent,” the Board must affirmatively determine that the director is independent under the Company's Director Independence Standards, which are modeled after the listing standards of the NYSE. Under NYSE listing standards and the Company's Director Independence Standards, the Board has determined that 8 of the Company's 10 directors are independent. Only Messrs. Krueger and Hoffman are not independent. In addition, the Board determined that Roxane Divol and Michael A. Volkema, who served as directors until May 27, 2021 and May 3, 2021, respectively, were independent during the time they served as directors. All of the Board's committees are comprised entirely of independent directors. The independent directors generally meet in executive session at each regularly-scheduled meeting.
The Company's Director Independence Standards define an “Independent Director” as a director who the Board determines otherwise has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), and who:
•	Is not, and in the past three years has not been, an employee of the Company
•	Does not have, and has not had within the last three years, an immediate family member employed as an executive officer of the Company
•
Has not received, and does not have an immediate family member who received, during any 12 month period within the last three years, any direct compensation from the Company in excess of $120,000 (other than compensation for Board service; compensation received by the director for former service as an interim Chairman, CEO or other executive officer; compensation received by the director's immediate family member for service as a non-executive employee; or pension and other forms of deferred compensation for prior service if such compensation is not contingent in any way on continued service)

•	Is not a current employee or partner of a firm that is the Company's internal or external auditor
•
Has not been, and does not have an immediate family member who has been, within the last three years, a partner or employee of the Company's internal or external auditor and personally worked on the Company's audit within that time

2022 PROXY STATEMENT	29

•
Does not have an immediate family member who is (i) a current partner of the Company's internal or external auditor, or (ii) a current employee of the Company's internal or external auditor who personally works on the Company's audit

•
Is not, and has not been within the last three years, part of an interlocking directorate in which a current executive officer of Wolverine Worldwide serves or served on the compensation committee of another company where the director or the director's immediate family member concurrently serves or served as an executive officer

•
Is not an employee of, and does not have an immediate family member who is an executive officer of, another company that has made payments to, or received payments from, Wolverine Worldwide for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of the other company's consolidated gross revenues

•	Has not had any other direct or indirect relationship with Wolverine Worldwide that the Board determines is material
BOARD COMMITTEES, MEETINGS AND MEETING ATTENDANCE
The Board has three standing committees: Audit, Compensation and Governance. Each committee meets periodically throughout the year and reports its recommendations to the Board. The Company expects directors to attend every meeting of the Board and the committees on which they serve and to attend the annual meeting of shareholders. In 2021, all directors then serving on the Board attended the 2021 Annual Meeting of Shareholders, and all directors attended at least 75% of the meetings of the Board (9 meetings in 2021) and the committees on which they served held during the period for which he or she served. All directors are typically invited to and attend all committee meetings.
Each committee annually evaluates its performance to determine its effectiveness. The Board has determined that all committee members are “independent” as defined by NYSE listing standards. Furthermore, each Audit Committee member satisfies the NYSE “financial literacy” requirement. In addition, the Board has determined that Mr. Boromisa and Mr. Gerber are “audit committee financial experts” under Securities and Exchange Commission (“SEC”) rules. Each committee's charter, with a complete list of the duties and responsibilities, is available on the Company's website at www.wolverineworldwide.com/investor-relations/corporate-governance/.
AUDIT COMMITTEE
Committee Members	•	Boromisa (Chair)
	•	Gerber
	•	Lauderback
Number of Meetings in 2021	7
Highlighted Responsibilities	•	Appoints, evaluates and oversees the work of the independent auditors and oversees the internal audit function
	•	Reviews and discusses the Company's approach to risk management
	•	Oversees the Company's policies, systems and management of risk assessment and the Company's compliance with legal and regulatory requirements
	•	Oversees the integrity of the Company's financial statements, financial reporting process and internal controls

2022 PROXY STATEMENT	30

COMPENSATION COMMITTEE
Committee Members	•	Long (Chair)
	•	Boromisa
	•	Boswell
	•	Gerber
	•	McCreight
Number of Meetings in 2021	7
Highlighted Responsibilities	•	Assists the Board in fulfilling its responsibilities relating to executive compensation and the Company's compensation and benefit policies and programs
	•	Oversees the overall compensation structure, policies and programs, including whether the compensation structure establishes appropriate incentives for management and employees
•
Oversees the Company's management of risks relating to management resources, organization structure and succession planning, hiring, development and retention processes, as well as those relating to the Company's compensation structure, policies and programs

GOVERNANCE COMMITTEE
Committee Members	•	Lauderback (Chair)
	•	Boswell
	•	Long
	•	McCreight
Number of Meetings in 2021	6
Highlighted Responsibilities	•	Assists the Board in fulfilling its responsibilities on matters and issues related to the Company's corporate governance practices
•
Working with the Board, establishes qualification standards for membership on the Board and its committees and recommends qualified individuals to become Board members or serve for election as directors

	•	Develops and recommends to the Board for its approval an annual self-evaluation process for the Board and its committees, and oversees the evaluation process
•
Oversees and makes recommendations to the Board regarding environmental, social and governance matters and their integration into the Company's business and long-term value creation for the Company and its shareholders

2022 PROXY STATEMENT	31

Non-Employee Director Compensation
in Fiscal Year 2021
The Company's non-employee director compensation philosophy is to pay compensation that is competitive with the compensation paid by companies of similar size, in similar industries and with whom Wolverine Worldwide competes for director candidates. The Governance Committee, with input from management and from the Compensation Committee's independent compensation consultant, reviewed director compensation and compared it to market data, including a comparison to director compensation for the Company's Peer Group, as defined on page 53, and broader industry market surveys (FW Cook 2019 Director Compensation Report and NACD 2019-2020 Director Compensation Report). No adjustments were made to 2021 director compensation based on this review. The Company removed temporary reductions to director cash fees that were implemented in 2020 as part of the Company’s overall response to the COVID-19 pandemic.
The following table provides information regarding the compensation of the Company's non-employee directors for fiscal year 2021. In 2021, Messrs. Krueger and Hoffman received compensation for their services as the Company's CEO and President, respectively, but did not receive any additional compensation for service as chairman or as a director.
	Fees Paid in Cash		Cash Amounts Voluntarily Deferred		Fees Earned or Paid in Cash[1]		Restricted Stock Unit Awards[2]		Totals
Boromisa	-	+	$127,000	=	$127,000	+	$135,009	=	$262,009
Boswell	$99,000	+	-	=	$99,000	+	$135,009	=	$234,009
Divol	$51,000	+	-	=	$51,000	+	-	=	$51,000
Gerber	$102,000	+	-	=	$102,000	+	$135,009	=	$237,009
Kollat	$135,000	+	-	=	$135,000	+	$170,039	=	$305,039
Lauderback	$119,500	+	-	=	$119,500	+	$135,009	=	$254,509
Long	$119,500	+	-	=	$119,500	+	$135,009	=	$254,509
McCreight	$99,000	+	-	=	$99,000	+	$135,009	=	$234,009
Volkema	$25,500	+	$25,500	=	$51,000	+	-	=	$51,000
Wilson-Thompson	$7,500	+	$41,667	=	$49,167	+	$135,009	=	$184,176
1.
Represents cash payments received or deferred by directors for fiscal year 2021. Directors may defer fees pursuant to the Director Deferred Compensation Plan or Deferred Compensation Plan (each as defined below). The table shows the Fees Earned or Paid in Cash separated into Fees Paid in Cash and Cash Amounts Voluntarily Deferred.

2.
Represents the aggregate grant date fair value of restricted stock units granted to non-employee directors in fiscal year 2021, calculated in accordance with Accounting Standard Codification (“ASC”) Topic 718, without regard to estimated forfeitures. These grants represent the standard annual director restricted stock unit grant made in accordance with the director compensation program. The chart below lists the aggregate outstanding option awards (granted prior to 2018) and restricted stock units held by non-employee directors at the end of fiscal year 2021. For valuation assumptions, see the Stock Based Compensation footnote to the Company's Consolidated Financial Statements for fiscal year 2021 included in its Annual Report on Form 10-K for fiscal year 2021.

2022 PROXY STATEMENT	32

Name	Option Awards Outstanding at January 1, 2022 (#)	Restricted Stock Units held at January 1, 2022[1] (#)
Boromisa	49,940	17,343
Boswell	12,854	3,118
Divol	-	-
Gerber	44,278	3,118
Kollat	62,242	14,153
Lauderback	49,940	3,118
Long	49,940	17,343
McCreight	-	9,258
Volkema	-	-
Wilson-Thompson	-	3,118
1.
Includes 14,225, 10,226, 14,225 and 6,140 fully vested restricted stock units held by each of Mr. Boromisa, Dr. Kollat, Mr. Long and Mr. McCreight, respectively, that were deferred and will be settled on the date elected by the director.

The following table shows the non-employee director compensation program for fiscal year 2021:
	Compensation Plan for 2021
Component	Cash	Restricted Stock Units[1]
Annual Director Fee	$75,000	Number of restricted stock units “RSUs” with a grant date value of $135,000.
Audit Committee Annual Fee	$15,000
Audit Committee Chairperson Annual Fee	$25,000
Compensation Committee Annual Fee	$12,000
Compensation Committee Chairperson Annual Fee	$20,000
Governance Committee Annual Fee	$12,000
Governance Committee Chairperson Annual Fee	$17,500
Lead Director Annual Fee	In lieu of the standard Annual Director Fee, the Lead Director was paid a Cash Retainer of $135,000.	In lieu of the standard RSU grant, the Lead Director received a number of RSUs with a grant date value of $170,000.
1.
For fiscal year 2021, Messrs. Boromisa, Gerber, Long, McCreight and Mses. Boswell, Wilson-Thompson and Lauderback each received 3,118 restricted stock units, and Dr. Kollat received 3,927 restricted stock units. The above restricted stock units were granted in May 2021 under the Stock Incentive Plan of 2016, as amended, and vest one year from the date of grant.

Director Deferred Compensation Plan. The Company's Amended and Restated Outside Directors' Deferred Compensation Plan (the “Director Deferred Compensation Plan”) is a supplemental nonqualified deferred compensation plan for non-employee directors. A separate non-employee director deferred compensation plan applies to benefits accrued under that plan before January 1, 2005. The Director Deferred Compensation Plan permits all non-employee directors to voluntarily defer, at their option, 25%, 50%, 75% or 100% of their director cash fees. The Company establishes a book account for each non-employee director and credits the director's account with a number of stock units equal to the amounts voluntarily deferred, divided by the closing market price of common stock on the payment/deferral date. The Company also credits director accounts with dividend equivalents on amounts previously deferred in the form of additional stock units. The amounts credited to director accounts are treated as if invested in Wolverine Worldwide common stock. The number of stock units held in director accounts is set forth under the “Stock Ownership By Management and Others” table below.
Upon a director's termination of service, or such later date as a director selects, the Company will distribute the stock units in the director's book account in shares of Wolverine Worldwide common stock in either a single, lump sum distribution or annual installment distributions over a period of up to 20 years (10 years under the plan for benefits accrued before January 1, 2005) based on the director's election. The Company converts each stock unit to one share of Wolverine Worldwide common stock.
2022 PROXY STATEMENT	33

Upon a “change in control,” the Company will distribute to the director, in a single, lump sum distribution, Wolverine Worldwide common stock in a number of shares equal to the stock units credited to a director's book account. The Deferred Compensation Plan defines “change in control” as any of the following:
•
The acquisition by any person, or by more than one person acting as a group, of more than 50% of either (i) the then outstanding shares of common stock of Wolverine Worldwide or (ii) the total fair market value of Wolverine Worldwide

•
The acquisition by any person, or more than one person acting as a group, during the 12 month period from and including the date of the most recent acquisition, of ownership of 30% or more of the outstanding common stock of Wolverine Worldwide

•
The replacement of a majority of the individuals who constitute the Board during any 12 month period by directors whose appointment or election is not endorsed by a majority of the directors prior to the date of the appointment or election

•
The acquisition, during any 12 month period ending on the date of the most recent acquisition, by any person of assets from Wolverine Worldwide having a gross fair market value of at least 40% of the gross fair market value of all the assets of Wolverine Worldwide immediately before the acquisition

Deferred Compensation Plan For a description of the non-qualified Deferred Compensation Plan under which directors may also defer cash fees, please see the “Non-Qualified Deferred Compensation” section on page 66.
NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES
Each non-employee director must attain (and maintain) a minimum stock ownership level equal to six times the non-employee director annual cash retainer prior to being able to gift or sell any Company stock. The equity that qualifies for determining the non-employee directors’ minimum stock ownership level includes owned shares and unvested restricted stock units that vest based on time (up to a maximum value of 50% of the applicable ownership requirement), but excludes unearned performance shares and units and unexercised options (or any portion thereof, such as the current “in the money” value). During 2021, all non-employee directors were in compliance with these guidelines.
2022 PROXY STATEMENT	34

Securities Ownership of Officers
and Directors and Certain
Beneficial Owners
FIVE PERCENT SHAREHOLDERS
The following table sets forth information about those holders known by Wolverine Worldwide to be the beneficial owners of more than five percent of Wolverine Worldwide's outstanding shares of common stock as of March 7, 2022:
	Amount and Nature of Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Sole Voting Power	Sole Investment Power	Shared Voting Power	Shared Investment Power	Total Beneficial Ownership	Percent of Class[4]
BlackRock, Inc.[1] 55 East 52nd Street New York, NY 10055	12,414,723	12,503,983	-	-	12,503,983	15.36%
Earnest Partners, LLC[2] 1180 Peachtree Street NE Suite 2300 Atlanta, GA 30309	4,330,221	5,731,524	-	-	5,731,524	7.04%
The Vanguard Group[3] 100 Vanguard Boulevard Malvern, PA 19355	-	8,778,285	154,683	228,823	9,007,108	11.07%
1.	Based solely on information set forth in a Schedule 13G/A filed on January 27, 2022.
2.	Based solely on information set forth in a Schedule 13G/A filed on February 11, 2022.
3.	Based solely on information set forth in a Schedule 13G/A filed on February 10, 2022.
4.	Based on 81,388,518 shares outstanding as of March 7, 2022.
2022 PROXY STATEMENT	35

STOCK OWNERSHIP BY MANAGEMENT AND OTHERS
The following table sets forth the number of shares of common stock beneficially owned as of March 7, 2022, by each of the Company's directors and named executive officers and all of the Company's directors and executive officers as a group:
	Amount and Nature of Beneficial Ownership of Common Stock[1]
	Deferred Stock Units, Sole Voting and/or Investment Power[2,3]	Shared Voting or Investment Power[4]	Stock Options[5]	Total Beneficial Ownership	Percent of Class[6]
Jeffrey M. Boromisa	64,552	58,681	49,940	173,173	*
Gina R. Boswell	12,114	6,140	12,854	31,108	*
William K. Gerber	44,473	-	44,278	88,751	*
Brendan L. Hoffman	29,291	-	-	29,291	*
David T. Kollat	215,221	103,081	62,242	380,544	*
Blake W. Krueger	983,817	18,634	1,072,126	2,074,577	2.50%
Brenda J. Lauderback	81,293	-	44,278	125,571	*
Nicholas T. Long	31,644	-	44,278	75,922	*
David W. McCreight	3,781	-	-	3,781	*
Isabel Soriano	11,363	-	-	11,363	*
Michael D. Stornant	-	190,999	107,312	298,311	*
Kathleen Wilson-Thompson	-	-	-	—	*
James D. Zwiers	17,270	23,779	97,979	139,028	*
All directors and executive officers as a group (16 people)	1,618,746	401,314	1,630,282	3,650,342	4.40%
*	Represents beneficial ownership of less than 1%.
1.
The numbers of shares stated are based on information provided by each person listed and include shares personally owned of record and shares that, under applicable regulations, are considered to be otherwise beneficially owned.

2.
These numbers include restricted shares held, which are subject to forfeiture if the terms of the award are not satisfied and also include deferred stock units held by directors under the Directors' Deferred Compensation Plan.

2022 PROXY STATEMENT	36

3.	The table does not include the following time-vested restricted stock units and performance units owned by directors and NEOs as of March 7, 2022:
	Restricted Units	Performance Units
Boromisa	17,343*	-
Boswell	3,118	-
Gerber	3,118	-
Hoffman	135,524	201,852
Kollat	14,153*	-
Krueger	317,634	155,261
Lauderback	3,118	-
Long	17,343*	-
McCreight	9,258*	-
Soriano	17,249	16,452
Stornant	37,987	48,886
Wilson-Thompson	3,118	-
Zwiers	33,646	42,883
*
Includes 14,225, 10,226, 14,225, and 6,140 fully vested restricted stock units held by each of Mr. Boromisa, Dr. Kollat, Mr. Long and Mr. McCreight, respectively, that were deferred and will be settled on the date elected by the director.

4.
These numbers include shares over which the listed person is legally entitled to share voting or investment power by reason of joint ownership, trust or other contract or property right and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of such relationship.

5.
The numbers represent shares that may be acquired within 60 days after March 7, 2022, by the exercise of stock options granted under Wolverine's various stock option plans. These numbers are also included in the Total Beneficial Ownership column.

6.
As of March 7, 2022, based on 81,388,518 shares outstanding on that date plus the number of stock options exercisable by the specified person(s) within 60 days of March 7, 2022, as indicated in the “Stock Options” column.

2022 PROXY STATEMENT	37

Compensation Discussion
and Analysis
SUMMARY

The Company's Compensation Discussion and Analysis (“CD&A”) provides an overview and analysis of the executive compensation program for the Company's named executive officers (“NEOs”). For fiscal year 2021, the Company's NEOs were:

Blake W. Krueger	Executive Chairman, effective January 2, 2022 (Chairman and Chief Executive Officer until January 2, 2022)
Brendan L. Hoffman	President and Chief Executive Officer, effective January 2, 2022 (President until January 2, 2022)
Isabel Soriano	President, International Group
Michael D. Stornant	Senior Vice President, Chief Financial Officer and Treasurer
James D. Zwiers	Executive Vice President and President, Global Operations Group
COMPENSATION PHILOSOPHY AND OBJECTIVES
The Company's compensation philosophy is to provide executives with a competitive compensation package that is heavily weighted towards performance-based (performance units and annual bonus opportunity) and variable (restricted stock units) compensation in order to encourage superior business and financial performance over the short and longer term and, by linking compensation with stock price performance, to closely align the interests of the Company's NEOs with those of its shareholders without encouraging excessive risk-taking. The Compensation Committee (the “Committee”) oversees the Company's executive compensation program.
The executive compensation program has four primary objectives:
•	Attract and retain talented NEOs who will lead Wolverine Worldwide and drive superior business and financial performance
•	Provide incentives for achieving specific pre-established near-term individual, business unit and corporate goals and reward the attainment of those goals
•	Provide incentives for achieving specific pre-established longer term corporate financial goals and reward the attainment of those goals
•	Align the interests of NEOs with those of the shareholders through incentives based on achieving performance objectives that enable increased shareholder value
Compensation Decisions in Context: Key 2021 Accomplishments and Financial Highlights
2021 was a successful year for the Company, as it executed its key growth pillars to fuel strong performance and consumer demand in the face of supply chain challenges and the continued impacts of the COVID-19 pandemic. Key financial highlights for the Company during fiscal 2021 included the following:
•
Annual revenue of $2.41 billion, representing nearly 35% growth over fiscal 2020. Excluding $117 million of revenue from the Sweaty Betty acquisition, organic revenue grew 28% in fiscal 2021, exceeding pre-pandemic fiscal 2019 revenue.

•
In August 2021, the Company acquired women’s activewear brand Sweaty Betty, a digitally-native, premium global apparel brand. This acquisition is expected to fuel growth and enhance the Company’s fast-growing eCommerce business.

•
Strong revenue growth across the Company’s four largest brands, with Merrell revenue growing year-over-year by 22%, Saucony by 57%, Sperry by 25%, and Sweaty Betty by 40% on a pro forma basis, assuming we acquired Sweaty Betty as of the first day of fiscal 2021. Merrell and Saucony achieved record annual revenue.

•
Direct to Consumer revenue grew significantly in fiscal 2021, up 47% including Sweaty Betty and up 23% organically, year-over-year. Direct to Consumer revenue represented 26% of total revenue in fiscal 2021, up from 15% of revenue in fiscal 2019.

2022 PROXY STATEMENT	38

•	eCommerce revenue grew 40% compared to the prior year, and 109% compared to fiscal 2019. On an organic basis, eCommerce revenue grew 18% compared to the prior year, and 77% compared to fiscal 2019.
•
The Company continued its excellent track record of strong earnings leverage, with reported diluted earnings per share of $0.81 and adjusted diluted earnings per share of $2.09. Adjusted diluted earnings per share grew by 125% compared to the prior year, and by 113% organically.

•
Gross margin was 42.6%, compared to 41.1% in the prior year. Adjusted gross margin was 44.1%, compared to 41.5% in the prior year. Excluding Sweaty Betty, adjusted gross margin was 43.4% compared to 41.5% in the prior year.

•
Operating margin was 6.4%, compared to (7.7)% in the prior year. Adjusted operating margin was 10.6%, compared to 7.5% in the prior year. Excluding Sweaty Betty, adjusted operating margin was 10.7% compared to 7.5% in the prior year.

2022 PROXY STATEMENT	39

2021 Compensation Program Overview
The Company's executive compensation program consists of base salary, annual bonus opportunity, long-term incentive compensation and benefits. A breakdown of base salary, annual performance bonus, and long-term incentive compensation is illustrated below:
ELEMENT	COMPONENT	METRICS	WHAT THE PAY ELEMENT REWARDS

Base Salary	• Cash	• Fixed amount based on responsibilities, experience and market data	• Scope of core responsibilities, years of experience, and potential to affect the Company's overall performance

Annual Performance Bonus	• Company/Business Unit Cash Bonus • Individual Cash Bonus • eCommerce Revenue Multiplier	• 85% revenue and adjusted pretax earnings • 15% specific individualized performance targets • Total payout can be adjusted upwards by up to 30% based on eCommerce revenue multiplier
• Achieving specific corporate business and/or divisional objectives over which the NEO has reasonable control
• Achieving specific personal objectives
• Achieving key financial metrics consistent with communicated objectives

Long-Term Incentive Compensation	• Performance stock units • Time-vested restricted stock units
• Uses the following performance metrics (weighted as indicated)
• 65% Adjusted earnings per share
• 35% Adjusted business value added
• Relative TSR adjusted total payout up/down up to plus or minus 25%
• Four-year vesting for time-vested restricted stock units

• Balances focus on near-term profitability with longer-term shareholder value creation
• Achieving long-term corporate objectives
• Driving long-term shareholder value
• Continued, long-term employment at Wolverine Worldwide
• Adjusted to increase (or reduce) payout based on relative TSR performance
• Time-vested restricted stock units reward increases in stock price

Pay at Risk
Under the Company's compensation program, a significant portion of the compensation awarded to the NEOs generally, and to the CEO in particular, is at risk (contingent upon the attainment of various pre-established short and long-term financial goals) and variable (contingent on the performance of the Company's stock price). NEO compensation that is significantly at risk and variable incentivizes superior business and financial performance and, by linking compensation with stock price performance, aligns the interests of executives with those of shareholders.
The following graphic illustrates the percentage of 2021 NEO target compensation that is at risk, reflecting the grant values and salary information from the February 2021 Compensation Committee actions. Ms. Soriano was promoted and became an executive officer midway through 2021 and is therefore not included in the NEO 2021 Target Total Compensation graphic.
2022 PROXY STATEMENT	40

Here and throughout this Proxy Statement, unless explicitly stated, references to CEO compensation refer to Mr. Krueger’s compensation since he held that role in fiscal 2021. As noted above, effective January 2, 2022, Mr. Krueger transitioned to the role of Executive Chairman and Mr. Hoffman assumed the CEO position.

## CEO 2021 Target Total Compensation

Fixed - 13%
Variable - 33%
At Risk - 53%
CEO
2021
Base Salary 13%
RSUs 33%
Performance Units 33%
Annual Bonus 20%
LTI Mix - 50% time-based, 50% performance-based

## NEO 2021 Target Total Compensation

Fixed - 25%
Variable - 29%
At Risk - 46%
NEO
2021
Base Salary 25%
RSUs 29%
Performance Units 29%
Annual Bonus 17%
LTI Mix - 50% time-based, 50% performance-based

Long-Term Incentive Program Mix
The long-term incentive program is heavily weighted to at-risk compensation, with a mix for February 2021 grants of 50% performance stock units and 50% time vested restricted stock units for the NEOs (other than Ms. Soriano who was not an executive officer in February 2021 and thus received 40% performance stock units and 60% time vested restricted stock units).
2022 LTI Update:
In February 2022, the Committee approved LTI grants featuring performance stock units and time-vested restricted stock units with similar design features as described above, but more heavily weighted to performance stock units (70% of total LTI for Mr. Hoffman, our CEO, and 60% for the other NEOs), with the remaining amount allocated to time-vested restricted stock units. The Committee made this change to be more consistent with the Company’s historic practice and better aligned with shareholder expectations.
Compensation Best Practices
What we do	What we do not do

✔ Vast majority of pay is at risk or variable, i.e., performance-based or equity-based or both

✔ Stringent share ownership requirements (6x base salary for CEO)

✔ Broad-based clawback policy covering both cash and equity

✔ Significant vesting horizon for equity grants

✔ Double trigger equity acceleration

✔ Independent Compensation Committee Consultant

✔ Review executive compensation program to ensure it doesn't promote excessive risk taking

✔ Proactively engage with top shareholders on compensation and governance issues

✔ Conduct annual say-on-pay votes

✔ Balance short-term and long-term incentives

✘ No dividends or dividend equivalents on unearned performance shares/units

✘ No repricing or replacing of underwater stock options

✘ No excessive or unnecessary perquisites

✘ No hedging, pledging or short sales of Company stock

✘ No excise tax gross-ups in change-in-control agreements for new officers (hired after 2008)

2022 PROXY STATEMENT	41

Compensation Discussion and Analysis
2021 COMPENSATION PROGRAM OVERVIEW
Setting Targets
Each February, the Committee recommends (and the independent directors approve) target compensation for the CEO for the upcoming year after considering the latest available information, including the Company's total shareholder return (“TSR”) and other business and financial performance, information provided by the Committee's compensation consultant regarding executive compensation trends and compensation paid to other chief executive officers of companies in the compensation peer group (described below), and information provided by management on recent Company performance and the Company's future business and financial outlook. The Committee's goal is to set the CEO's compensation in line with the anticipated market median compensation for that year.
Given the significant weight the Company's executive compensation program places on at risk and variable compensation, the compensation realized by the CEO and NEOs can be significantly affected, both positively and negatively, by performance against the various operational and financial performance metrics pre-established by the Committee and by the performance of the Company's stock. The Board and Committee believe such a compensation program aligns the interests of the CEO and other NEOs with the interests of the shareholders.
The Company's executive compensation program consists of four primary elements: base salary, annual bonus opportunity, long-term incentive compensation and benefits. These elements are described in greater detail below.
Base Salary
As part of approving an NEO's base salary, the Committee considers a variety of factors including individual responsibilities, experience, skills, and potential to affect Wolverine Worldwide's overall performance, as well as market surveys and peer group information. The Committee considers these compensation factors subjectively, and no single factor or combination of factors was determinative in setting base salaries for any NEO for fiscal year 2021.
Based on the above factors, the Committee approved the 2021 base salaries for the NEOs as noted in the following table. The Committee held CEO salary flat in 2021 for the seventh year in a row. The base salary increases for the other NEOs were based on their performance evaluations as well as consideration of peer group and broad-based industry compensation data, as described in detail below. Mr. Hoffman's 2020 base salary listed below is an annualized figure, and the actual amount received in 2020 (from his September 2020 start date with the Company through year-end) is included in the Summary Compensation Table on page 56. Ms. Soriano first became an executive officer midway through 2021 in connection with her promotion from Managing Director of EMEA to President of International Group. In connection with the increased responsibilities of her new role, her base salary was increased from $456,570 to $502,341 effective May 31, 2021. She also received a minor increase in March 2021 in connection with the Company’s annual performance evaluation process. The cash compensation for Ms. Soriano is paid in Pounds Sterling and was converted into U.S. dollars using the fiscal year-end rate of 1.33 here and throughout the CD&A.
Name	2020 Base Salary	2021 Base Salary
Krueger	$1,150,000	$1,150,000
Hoffman	$900,000	$930,000
Soriano	$439,009	$502,341
Stornant	$630,000	$675,000
Zwiers	$685,000	$695,000
2022 PROXY STATEMENT	42

Annual Bonus
In 2021, each NEO had the opportunity to earn annual cash incentive compensation (“annual bonus”), consisting of a performance bonus and an individual performance bonus, and further subject to a modifier:
	Key Factors		2021 Company Metrics
Performance Bonus	•	Based on performance measured against Company and/or business unit performance criteria established at the beginning of 2021	• •	Revenue (50%) Adjusted pretax earnings (50%)
	•	Payout determined by comparing performance against four performance levels set for each pre-set criterion: threshold, target, goal, and stretch
Individual Performance Bonus	•	Measured against individual performance criteria	•	Vary for each NEO
	•	Each NEO's payout was determined by comparing individual performance against specific individual criteria set at the beginning of 2021
	•	Payouts can range from 0% to 200% depending on the NEO's performance against individual performance objectives
Modifier	•	Total payout based on the above two components can be adjusted upwards by up to 30% based on eCommerce revenue	•	eCommerce revenue
A percentage of each NEO's 2021 base salary, as determined in February 2021, was set as the annual bonus target percentage (the “Target Bonus Percentage”). The Target Bonus Percentage represents the percentage of each NEO's base salary that could be earned as annual incentive compensation at a “target” performance level (100% payout) for each of the performance bonus and individual performance bonus. Generally, the Committee sets higher Target Bonus Percentages for individuals with greater influence on business strategy, profit or sales. This puts a larger percentage of an NEO's total potential cash compensation at risk, in line with the NEO's ability to influence these factors. For 2021, the NEOs had the following Target Bonus Percentages: Mr. Krueger 150%, Mr. Hoffman 85%, Ms. Soriano 40%, pro-rated for the portion of the year prior to her appointment as an executive officer, and 50%, pro-rated for the portion of the year following her appointment as an executive officer, Mr. Stornant 65%, and Mr. Zwiers 55%. The less than ten percent increase in annual bonus opportunity for each of Messrs. Krueger and Stornant was based on their performance evaluations as well as consideration of peer group and broad-based industry compensation data.
The Committee selected fiscal year 2021 revenue and adjusted pretax earnings as metrics for the performance bonus because it believes a strong correlation exists between performance on these financial measures and increases in shareholder value. The Committee also included an eCommerce revenue growth multiplier for 2021 to more directly align with the Company's focus on go-forward revenue growth. The Committee adjusted the percentage of the performance bonus determined by revenue from 45% in 2020 to 50% in 2021 (with the remaining 50% determined by pre-tax profit) due to the Company’s focus on driving revenue growth. The Company changed the modifier from a backlog modifier in 2020 to eCommerce revenue in 2021 to incentivize revenue growth in what the Company views as the most important and profitable revenue channel. The top end of the eCommerce revenue modifier was set at an aspirational level above Company plan and so only included a potential increase and not a penalty for failure to meet the modifier level. The Company did not meet the eCommerce revenue goals and so no performance bonus adjustment was made based on the modifier.
Performance Bonus
Messrs. Krueger, Stornant, and Hoffman had significant influence on the Company's overall business performance and, accordingly, their respective performance bonus opportunity (85% of their total annual bonus opportunity) is based on the Company performance criteria only. Mr. Zwiers and Ms. Soriano were directly responsible for specific business units and exerted a significant influence on those business units in particular, in addition to influencing Company performance. Accordingly, a large percentage of their overall annual bonus opportunity was based on business unit performance, as reflected in the table on page 46.
As shown in the table below, the Committee also set four performance levels for each criterion: threshold (25% payout for pretax; 50% for revenue), target (100% payout), goal (150% payout) and stretch (200% payout). The Committee set the revenue and pretax earnings goals for these performance levels following a review of the Company's operating plan, historical performance, and industry and macroeconomic conditions. The performance targets were set aggressively, including setting the revenue performance target required for 100% payout at revenue growth of nearly 22% versus the prior fiscal year. The performance targets required for 100% payout on pretax goals were also set above the Company’s actual 2020 pretax results. 2021 performance targets were set based on planned performance in 2021 and as compared to actual 2020 results (rather than results adjusted for the COVID-19 pandemic) due to the continued uncertainty of the retail markets and expected continued effects of the pandemic.
2022 PROXY STATEMENT	43

Company Performance Level (% of Target Payout)[1]	in millions
	Revenue	Pretax Earnings
Threshold (25% for pretax; 50% for revenue)	$2,120	$187.0
Target (100%)	$2,185	$207.5
Goal (150%)	$2,220	$214.3
Stretch (200%)	$2,260	$224.0
1.
The maximum payout (before the effect of the modifier) an NEO can receive is 200% of his or her Target Bonus Percentage, even if performance is above stretch. An NEO would receive 0% of his or her Target Bonus Percentage if performance is below threshold. An NEO could earn up to an additional 30% of his or her overall payout after the modifier.

For each business unit, the Committee sets the revenue and adjusted pretax earnings goals at substantially similar levels of difficulty as the goals for the Company and with a similar degree of difficulty as in prior years. The below table shows historical weighted performance levels achieved by the business units included as part of an NEO performance bonus in 2021.
	Historical Group Performance
	2021	2020	2019	2018	2017
International Group	Between goal and stretch	Below threshold	Between threshold and target	Between target and goal	Between target and goal
EMEA Total	At goal	Below threshold	Between threshold and target	Between target and goal	Between goal and stretch
	2021 Performance	Overall Weighted Payout by Group
Wolverine Worldwide	Between Goal and Stretch	158%
International Group	Between Goal and Stretch	152%
EMEA Total	At Goal	150%
Company revenue performance for 2021 was $2,298 million (excluding revenue attributable to the Sweaty Betty brand, which was acquired during the 2021 fiscal year) for a 200% payout. This revenue performance exceeded the high end of the Company’s original 2021 revenue guidance. Pre-tax profit performance was $209.8 million for a 116.8% payout, with a total, weighted Company Performance Bonus payout of 158%. The Compensation Committee used negative discretion to pay out corporate performance at 141% (127% for Mr. Zwiers and 158% for Ms. Soriano) rather than the 158% achieved. The Committee made this decision in light of overall performance and bonus equity across brand groups. For 2021, the Company paid the NEOs the amounts set forth in the table below relating to the performance bonus.
Name	Performance Bonus (as a % of Total Annual Bonus Opportunity)[1]	Performance Bonus Opportunity (as a % of an NEO's Target Percentage)[1]	Performance Bonus Percentage Earned[1,2]	Performance Bonus Paid[1,2]
Krueger	85%	0 - 200%	141%	$2,019,889
Hoffman	85%	0 - 200%	141%	$937,931
Soriano	85%	0 - 200%	152%	$286,670
Stornant	85%	0 - 200%	141%	$510,531
Zwiers	85%	0 - 200%	136%	$433,670
1.	Not including adjustments, if any, based on the eCommerce revenue growth multiplier discussed below. Percentages are as adjusted by the Committee using negative discretion, as described above.
2.	Not including Individual Performance Bonus.
Individual Performance Bonus
At the same time Target Bonus Percentages are set, the CEO approves measurable personal objectives for each NEO's individual bonus, other than for himself. The CEO submits, and the Committee reviews and approves, with such changes as it considers appropriate, the CEO's personal objectives. Such measurable personal objectives may include goals such as executing strategies supporting the Company's vision, developing employees, growing new business initiatives, and driving operational excellence. Performance is evaluated by the CEO (or, in the case of the CEO, by the Committee and the other independent directors) based on qualitative and quantitative factors.
2022 PROXY STATEMENT	44

Each personal objective is given a rating from “does not achieve” to “exceptional,” with weighted performance ratings and payouts consistent with the following table:
Personal Objectives Rating	2021 Payout Level
Exceptional	200%
Far Exceeds	175%
Exceeds	150%
Achieves	100%
Achieves Some But Not All	50%
Does Not Achieve	0%
The CEO recommended, and the Committee approved, the 2021 cumulative weighted personal objectives scores and payout levels for each of the NEOs other than himself. The Committee and the other independent directors of the Board met with the CEO at the end of the year to evaluate his performance against his personal objectives, considering various factors. The Committee determined the cumulative weighted personal objectives score for the CEO and recommended to the independent directors of the Board the CEO's payout level.
Summaries of the specific personal objectives for each NEO are outlined in the table below, along with performance information about each objective in parentheses, based on the scale set forth above.
NEO	2021 Personal Objectives
Krueger	People (Between Achieves and Exceeds), Growth (Between Achieves Some and Achieves), and Cash Flow (Achieves Some)
Hoffman	Onboarding (Between Exceeds and Far Exceeds), People (Between Achieves and Exceeds), Global Growth (Achieves Some), Cash Flow (Between Achieves Some and Achieves)
Soriano
International Growth (Between Achieves and Exceeds), Digital (Between Achieves and Exceeds), Key Region Acceleration (Between Achieves and Exceeds), Brand Growth (Between Achieves and Exceeds), Personnel (Between Achieves and Exceeds)

Stornant	Demand Planning (Between Achieves Some and Achieves), Cash Flow (Between Achieves Some and Achieves), eCommerce (Between Achieves and Exceeds), Processes (Between Achieves and Exceeds)
Zwiers	Global Operations (Between Achieves Some and Achieves), M&A (Between Achieves and Exceeds), Transition (Between Achieves Some and Achieves)
This year’s personal objectives related to key initiatives intended to drive shareholder value, including:
•	Working toward a smooth CEO transition (Messrs. Krueger and Hoffman) and transition of business units (Ms. Soriano and Mr. Zwiers)
•	Accelerating the Company’s digital transformation and eCommerce revenue growth (Ms. Soriano and Messrs. Krueger, Hoffman and Stornant)
•
Driving organic growth across the Company’s brand portfolio (Ms. Soriano and Messrs. Krueger and Hoffman), while making strategic acquisitions like that of Sweaty Betty (Messrs. Krueger, Hoffman and Zwiers)

Name	Individual Performance Bonus (as a % of Total Annual Bonus Opportunity)	2021 Individual Bonus Opportunity (as a % of an NEO's Target Percentage)	2021 Individual Bonus Percentage Achieved	2021 Individual Bonus Paid
Krueger	15%	0 - 200%	109%	$ 276,614
Hoffman	15%	0 - 200%	115%	$135,515
Soriano	15%	0 - 200%	120%	$39,884
Stornant	15%	0 - 200%	105%	$67,349
Zwiers	15%	0 - 200%	85%	$47,955
2022 PROXY STATEMENT	45

eCommerce Revenue Multiplier
The Committee changed to an eCommerce revenue multiplier for 2021 to continue to align with the Company's focus on revenue growth and digital transformation. The Committee set the following eCommerce revenue multiplier for 2021.
eCommerce Revenue Goals[1]
$480M	+10%
$500M	+20%
$550M	+30%
1.	Modifier adjustments will not exceed 30%.
The Company did not meet the eCommerce revenue goals for 2021 so the multiplier did not apply to 2021 annual bonus payouts.
Each NEO's total annual bonus opportunity for 2021 ranged from 0% to 200% of the Target Bonus Percentage. The accompanying table shows the aggregate annual incentive compensation payout earned by each NEO for 2021, as well as the portion of that aggregate number that is attributable to the performance bonus and individual performance bonus.

Krueger	150%	15%	85%		$2,019,889	$276,614	$2,296,503	136%
Hoffman	85%	15%	85%		$937,931	$135,515	$1,073,446	137%
Soriano	50%	15%	20%	65%[2]	$286,670	$39,884	$326,554	147%
Stornant	65%	15%	85%		$510,531	$67,349	$577,880	135%
Zwiers	55%	15%	55%	30%[3]	$433,670	$47,955	$481,625	128%
1.
Based on adjusted revenue and pretax earnings performance criteria for the Company, as described above under “Annual Bonus — Performance Bonus” and reflecting the use of negative discretion by the Committee.

2.
Based on revenue and pretax earnings as the performance criteria for: EMEA (45%), and International (20%). As noted in the Annual Bonus section above, Ms. Soriano’s Target Bonus Percentage was 40%, pro-rated for the portion of the year prior to her appointment as an executive officer, and 50%, pro-rated for the portion of the year following her appointment as an executive officer.

3.	Based on revenue and pretax earnings as the performance criteria for International.
2022 PROXY STATEMENT	46

LONG-TERM INCENTIVE COMPENSATION
In 2021, each NEO had the opportunity to earn long-term incentive compensation comprised of a mix of performance stock units and time-based restricted stock unit awards. The 2021 grants were based on the following:
		Key Factors		Performance Share Metrics[1]
Performance Stock Units	•	Performance stock units are based on performance criteria covering three-year periods	•	Fully diluted adjusted EPS (65%)
	•	Awards balance focus on near term profitability with longer term shareholder value creation	•	Adjusted Business Value Added (“BVA”)[2] (35%)
	•	Potential up/down adjustment based relative TSR Measure	•	TSR adjustment for top/bottom quartile TSR vs. Russell 3000 Consumer Discretionary Index
Time-Based Restricted Stock Unit Awards	•	Encourages employee retention and rewards increases in stock price
1.
EPS is calculated on a fully diluted basis and EPS and BVA are each adjusted to account for and exclude the effects of acquisitions, divestitures, accounting changes, restructuring, or other similar special charges or extraordinary items excluded by the Committee, including foreign exchange.

2.
BVA is calculated by starting with operating income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), and then reducing operating income by (1) an amount for income taxes where the effective tax rate used to calculate the income tax amount is determined in accordance with GAAP (adjusted consistent with EPS adjustments, as described above), and (2) a capital charge equal to a 14 point average of “net operating assets” during the fiscal year (with “net operating assets” defined as the net of trade receivables (net of reserves), inventory (net of reserves), other current assets, property, plant and equipment, trade payables and accrued liabilities) multiplied by 10%.

Impact of the COVID-19 Pandemic on 2019-2021 and 2020-2022 Performance Stock Unit Grants
As disclosed in the Company's 2021 proxy statement, in February 2021 the Compensation Committee reviewed the impact of the COVID-19 pandemic on the performance stock units previously granted for the 2019-2021 performance period and the 2020-2022 performance period, and determined that, due to global lockdowns and other effects of the pandemic, which were not factored into the targets as initially set, it was unlikely any payout would be earned under these awards.
Given the ongoing impacts of the COVID-19 pandemic, the continued uncertainty of the effects of the pandemic on the performance metrics originally established for 2021 and 2022, and to ensure alignment between the Company’s NEOs, other plan participants and shareholders, the Committee determined that it was in the best interest of the Company’s shareholders to cancel the existing 2019-2021 and 2020-2022 awards and issue new awards, with a substantially lower payout opportunity for continuing Plan participants, while still requiring performance conditions be achieved for any payout. These new awards:
•
Are substantially less than the original award potential for the 2019-2021 cycle, vesting based on the achievement of a performance goal tied to revenue growth in 2021, and with payout generally capped at no greater than 60% of the maximum payout that could have been earned under the original award;

•
Are substantially less than the original award potential for the 2020-2022 cycle, vesting based on the achievement of a performance goal tied to revenue growth in 2021 and 2022, and with payout generally capped at no greater than 60% of the maximum payout that could have been earned under the original award; and

•
Will require the named executive officers to hold any shares that are earned under each of the new awards (net of withholding taxes) for at least 12 months following the vesting date of the applicable award.

In deciding on the approach above, the Committee engaged in extensive discussion and review, including with advisors, regarding the most appropriate way to balance the following objectives:
•	Acknowledge the impact to shareholders through reduced overall opportunities compared to the original award;
•
Continue motivating and incentivizing the management team and aid in recruiting new talent when a significant portion of the long-term incentives would generate no payout due to the impact of the pandemic;

•	Ensure stability of the management team during a previously announced CEO transition; and
•	Further focus the Company on revenue growth and capturing market share in the short term after pandemic setbacks that affected the entire industry.
2022 PROXY STATEMENT	47

The Committee believes that the actions described above help to accomplish these objectives. The new awards are 100% contingent on revenue growth performance goals, with the ultimate payout generally capped at no more than 60% of the previous award maximum. Finally, the requirement to hold any earned shares enhances retention and alignment with shareholders. In addition, revenue targets were set aggressively, with 2021 revenue at target (100%) set at 22% above 2020 actual revenue for both the 2021 period and the base year of the 2021-2022 period, with further revenue growth required in 2022 to maintain target performance for the aggregate 2021-2022 period.
The following table sets forth (i) the target values of the previous 2019-2021 and 2020-2022 grants that are no longer in effect (not inclusive of the increased grant date fair value due to the accounting valuation of the effect of the TSR modifier), (ii) the substantially lower target values of the new 2021 and 2021-2022 grants (not inclusive of the increased grant date fair value due to the accounting valuation of the effect of the TSR modifier) that the Committee awarded due to the impact of the COVID-19 pandemic, and (iii) the net reduction of award opportunity to each NEO.
NEO	Previous 19-21 Grant	Previous 20-22 Grant	Total for Previous 19-21 and 20-22 Grants	New 21 Grant	New 21-22 Grant	Total for New 21 and 21-22 Grants	Total reduction in Award Opportunity
Krueger	$4,042,500	$4,042,500	$8,085,000	$2,425,500	$2,425,500	$4,851,000	$3,234,000
Hoffman[1]	$972,794	$1,702,382	$2,675,176	$544,000	$952,000	$1,496,000	$1,179,176
Soriano	$180,000	$180,000	$360,000	$120,010	$120,010	$240,020	$119,980
Stornant	$579,120	$579,120	$1,158,240	$360,000	$360,000	$720,000	$438,240
Zwiers	$533,400	$533,400	$1,066,800	$320,000	$320,000	$640,000	$426,800
*	Amounts in table do not include any applicable actuarial adjustments to grant date fair market value.
1.	Mr. Hoffman’s grant value differs for the two periods due to proration of the awards based on his hire date.
2021 Performance Stock Units
As described in detail above and in last year's Proxy Statement, the Company canceled the awards previously granted for the 2019-2021 performance period and issued new awards at a substantially lower payout opportunity based on 2021 revenue growth.
The following table lists the performance levels set by the Committee for performance stock unit awards granted for the 2021 performance period, the vesting of which occurred on February 9, 2022 following the Committee's certification of 2021 financial results. The revenue performance target was set aggressively, with the revenue performance target required for 100% payout requiring revenue growth of nearly 22% versus the prior fiscal year.
Performance Level (Percentage of Target Payout)	2021 Revenue (in millions)
Threshold (50%)	$2,120.0
Target (100%)	$2,185.0
Goal (150%)	$2,220.0
Stretch (200%)	$2,260.0
In February 2022, the Committee evaluated and certified the Company's performance for the 2021 performance period against the criteria set forth in the table above. The 2021 performance stock unit payout was 200% of target, reflecting a payout based on the final revenue of $2,298 million (excluding revenue attributable to the Sweaty Betty brand, which was acquired during the 2021 fiscal year), which exceeded the high end of the Company's original 2021 revenue guidance. This represents approximately 60% of the maximum payout that could have been earned under the original grants for the 2019-2021 performance period.
2022 PROXY STATEMENT	48

The following table lists the number of stock units that vested for each NEO under the 2021 performance stock unit grant. In calculating the number of stock units that vest, the Company uses the stock price on the date of the grant, which results in the NEOs bearing the risk of stock price performance during the performance period. All stock units (net of withholding taxes) earned by the NEOs for this performance period are required to be held for 12 months.
Name	Stock Units Vesting (#)
Krueger	141,760
Hoffman	31,796
Soriano	7,389
Stornant	21,042
Zwiers	18,704
Mr. Hoffman’s award and payout for the period was prorated based on his hire date in relation to the initial 2019-2021 period.
Performance Awards for the 2021-2023 Performance Period
In the beginning of 2021, the Committee evaluated each NEO's long-term incentive target payout opportunity expressed as a dollar amount at target grant value for the grant of performance units for the 2021-2023 period. Performance units are eligible to vest based on achievement of adjusted constant-currency EPS goals (weighted 65%) and adjusted constant-currency BVA goals (weighted 35%). For the 2021-2023 performance period, the Committee included a relative TSR modifier that provides a 25% positive adjustment for TSR performance in the top quartile of the Russell 3000 Consumer Discretionary Index and a 25% negative adjustment for performance in the bottom quartile of the Index.
Name	2021-2023 Target[1]
Krueger	$2,887,500
Hoffman	$1,700,000
Soriano	$120,010
Stornant	$521,000
Zwiers	$444,500
1.	See footnote 3 to the Summary Compensation Table for the grant date fair value of these awards, which reflects an accounting valuation of the effect of the TSR modifier.
The Company accrues, but does not pay, any dividends on any performance units during the performance period. Once the Committee certifies the Company's performance compared to the pre-determined performance criteria, the restrictions on some, all, none, or multiple of the performance share units awarded to each NEO will vest, and the NEO will receive accrued dividends only on the shares actually earned.
The Committee goes through a rigorous process in setting performance targets, including a careful review of the Company's prior year business and financial performance, current year operating plan and future expectations. To achieve target level EPS and BVA for the first year of the performance period would require double digit growth percentages over 2020 actual performance, and to achieve target level EPS and BVA for years two and three of the performance period would require double digit growth percentages over the prior year's actual EPS and BVA results.
Restricted Stock Unit Awards
The following table reflects the grant date value of the annual service-based restricted stock unit awards granted to each NEO.
Name	2021 Time-vested Restricted Stock Units
Krueger	$2,887,518
Hoffman	$1,700,015
Soriano	$223,810
Stornant	$521,034
Zwiers	$444,518
The Committee generally grants annual equity awards at its regularly scheduled February meeting, and the independent directors of the Board approve equity grants to the CEO generally on the same day that the Committee meets. Restricted stock units awarded vest 20% on the first and second anniversaries of the grant and 30% on the third and fourth anniversaries. Ms. Soriano’s grant includes the grant made in February as well as an August grant made in connection with her promotion.
2022 PROXY STATEMENT	49

BENEFITS
Retirement, Deferred Compensation and Welfare Plans
The NEOs in the United States participate in Wolverine Worldwide's medical and dental plans and receive life and disability insurance. In 2021, Messrs. Krueger, Stornant and Zwiers also participated in the Wolverine Worldwide Employees' Pension Plan (a defined benefit plan) and the Wolverine World Wide, Inc. 409A Supplemental Executive Retirement Plan (an unfunded, non-qualified plan). For a description of the benefits under Wolverine Worldwide's retirement plans, see “Pension Plans and 2021 Pension Benefits” below. In 2021, Mr. Hoffman participated in the Wolverine Worldwide Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). Ms. Soriano is located outside of the United States and participates in local medical, life and disability insurance plans and receives an annual retirement benefit payment consistent with the benefits generally made available to employees in the UK.
All full-time employees of the Company in the United States, including the NEOs located in the United States, are also eligible to participate in one of Wolverine's 401(k) Plans (the “401(k) Plan”). Pursuant to the 401(k) Plan, employees, including the NEOs in the United States, may elect to defer a portion of their salary and receive a Company match on eligible deferrals of up to 3% of salary for 2021 (5.5% for those who do not participate in the Pension Plan), subject to limits set forth in the Internal Revenue Code of 1986, as amended.
In 2016, the Company adopted the Deferred Compensation Plan. This plan allows directors, executives and other eligible senior employees of the Company to elect to defer a portion of their eligible compensation. Wolverine Worldwide may, but need not, credit a participant with an additional discretionary Company contribution. The Company adopted the Deferred Compensation Plan as a retention and recruitment tool to facilitate retirement savings and provide financial flexibility for key employees, and because many of the companies with which it competes for executive talent provide similar plans to their key employees. For a description of the benefits under the Deferred Compensation Plan, see “Non-Qualified Deferred Compensation” below.
Perquisites
The Company generally provides limited perquisites to NEOs other than to account for relocation assignments. The Company feels the perquisites are necessary to provide a competitive total compensation package for each NEO. For details on perquisites, see footnote 6 to the “Summary Compensation Table” on page 56. Ms. Soriano also receives benefits generally made available to Company employees located in the U.K., a car and travel allowance, and tax equalization tied to her relocation to the U.K. when she was hired by the company in 2018.
POST-EMPLOYMENT COMPENSATION
Each NEO is party to an Executive Severance Agreement that provides for certain payments and benefits upon termination of employment after a change in control of Wolverine Worldwide. The Board believes Executive Severance Agreements will motivate management to actively pursue a business transaction that is in the best interests of the shareholders, even if it could ultimately result in his or her job elimination, and also will promote management stability during the transition period accompanying a change in control. Each NEO is eligible to receive compensation if his or her employment is terminated within two years (Messrs. Hoffman, Stornant and Zwiers and Ms. Sorioano) or three years (Mr. Krueger) following a change in control of Wolverine Worldwide. Even following a change in control, an NEO does not receive payment under the Executive Severance Agreement if his or her employment terminates:
•	Due to death or retirement in accordance with Wolverine Worldwide's policy or as otherwise agreed,
•	For cause or disability, or
•
By resignation of the NEO, other than for “good reason,” which is discussed under the heading “Benefits Triggered by Termination Other than For Cause or for Good Reason Not in Connection With a Change in Control” and the heading “Benefits Triggered Upon a Change in Control,” both under the heading “Potential Payments Upon Termination or Change in Control”

NEOs may also be eligible under Wolverine Worldwide's retirement plans or equity plans to receive certain payments and benefits upon termination of employment or in connection with a change in control as described in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.
Mr. Krueger is also party to a 2008 Separation Agreement and Mr. Hoffman is also party to a 2020 Employment Agreement (amended on December 17, 2021) under which each executive is eligible to receive certain payments and benefits if the Company terminates the executive's
2022 PROXY STATEMENT	50

employment, even if not following a change in control, other than for “cause” or if the executive terminates his or her employment for “good reason.” The Committee determined upon appointing Mr. Krueger as CEO and Mr. Hoffman as the President (and later as the CEO) that, given the Company's strategic initiatives the Board asked each executive to lead, it was appropriate for the Company to enter into such arrangement.
The Company includes accelerated retirement vesting provisions for equity awards, provided certain conditions are met, and for the payout of a prorated annual bonus for a qualifying retirement more than six months into the fiscal year. Details on these provisions and information on benefits payable to Mr. Krueger under his Separation Agreement, to Mr. Hoffman under his Employment Agreement, and to each of the NEOs under the Executive Severance Agreements, as well as information on the other retirement and equity plans of Wolverine Worldwide, are included in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.
SAY ON PAY ADVISORY VOTE
We asked shareholders to vote on a “say-on-pay” advisory vote on our executive compensation in 2021. Shareholders expressed substantial support for the compensation of our named executive officers, with approximately 94% of the votes cast for the “say-on-pay” advisory vote. The Committee carefully evaluated the results of the 2021 advisory vote. The Committee also considers many other factors in evaluating our executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Committee's assessment of total shareholder return, the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants, and review of peer group and survey data, each of which is evaluated in the context of the Committee's fiduciary duty to act as the directors determine to be in shareholders' best interests. While each factor bore on the Committee's decisions regarding our named executive officers' compensation, the Committee made no changes to our executive compensation program and policies directly as a result of the 2021 say-on-pay advisory vote.
CEO REALIZABLE PAY
The following graph shows the CEO’s aggregate target compensation from 2019-2021 compared to his aggregate realizable compensation (amounts actually earned) over that same period. As the graph shows, realizable compensation was twenty percent less than target compensation for this three-year period.

# CEO Target vs. Realizable Pay

3-Year Aggregate Target vs. Realizable Compensation
3-year TSR: -5.7%
Cash
Equity
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
Compensation ($000)
$26,928
-20% decrease
$21,431
$18,533
$8,395
$14,735
$6,696
Target Compensation
Realizable Compensation

*Note: assumes 2021-2022 and 2021-2023 PSUs at target performance.*

2022 PROXY STATEMENT	51

CEO TRANSITION AND 2022 COMPENSATION UPDATE
As previously announced, Mr. Hoffman succeeded Mr. Krueger as the Company’s CEO effective January 2, 2022. Mr. Hoffman’s base compensation package as CEO for 2022 is summarized below:
Base Salary	Target Annual Bonus	Target Long-Term Incentive Compensation	Total Target Compensation
$1,000,000	$1,200,000	$4,800,000	$7,000,000
Target Annual Bonus is based on current salary and a target of 120%. Actual payout, if any, will depend on performance and is capped at 200% of the target opportunity, plus or minus the effect of any modifier. Long-Term Incentive Compensation is split between performance units (70% of the opportunity) and time-vesting restricted stock units (30%).
Mr. Hoffman does not participate in the Company’s Pension Plan or SERP. Mr. Hoffman receives an annual Company contribution to the Company’s Deferred Compensation Plan in an amount equal to 8% of his base salary.
The below graphic compares Mr. Hoffman’s 2022 target CEO compensation to Mr. Krueger’s 2021 target CEO compensation:

# Comparison of CEO Pay

Target Compensation ($000)
Base Salary
Target Bonus
LTI
$11,000
$10,000
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$8,650
19% Decrease
$7,000
$5,775
$1,725
$1,150
$4,800
$1,200
$1,000
2021 Target
Blake Krueger
2022 Target
Brendan Hoffman
(Current)

2022 PROXY STATEMENT	52

COMPENSATION SETTING PROCESS
Setting Targets
The Committee goes through a rigorous process in setting performance targets, including a careful review of the Company's prior year business and financial performance, current year operating plan, and future expectations. The Committee engages with management in this process over several months leading up to setting final annual bonus and three-year performance targets in February.
Competitive Philosophy and Competitive Market Data
When making compensation recommendations and decisions, the Committee considers the CEO's assessment of the performance of each NEO, other than himself; the performance of the individual and the individual's respective business unit or function; the scope of the individual's responsibilities, years of experience with the Company (or in similar positions with other companies), skills and knowledge; market compensation data; market and economic conditions; Company performance; retention considerations; and Wolverine Worldwide's compensation philosophy (collectively, the “compensation factors”). The Committee considers these compensation factors both subjectively and objectively, and no single factor or combination of factors is determinative. With respect to CEO compensation, the Committee seeks to set compensation in line with the anticipated market median for a given year.
The Committee uses market surveys and Peer Group (as defined below) information provided by its compensation consultant as market reference points. The Committee also considers information the Company learns through recruiting NEOs and the experience levels and responsibilities of NEOs prior to joining the Company as reference points in setting NEO compensation.
As part of its competitive data review in connection with determining 2021 compensation, the Committee considered information presented by its consultant Frederic W. Cook & Co. (“FW Cook”) based on publicly-disclosed Peer Group information and on one published survey: the 2020 Willis Towers Watson (WTW) CDB Executive Compensation Survey Report.
Peer Group
Below is the peer group used in late 2020 and early 2021 in connection with 2021 compensation decisions. In determining the Peer Group, the Committee considered each potential peer company's industry, channels of distribution, revenue and market capitalization. The Company also considered the typicality of a company's pay practices, excluding companies whose chief executive may not receive market compensation because of a founder relationship, family ownership position, or other similar relationships.
Abercrombie & Fitch Co.	Chico's FAS, Inc.	G-III Apparel Group, Ltd.	Hanesbrands Inc.	The Children's Place, Inc.
American Eagle Outfitters Inc.	Deckers Outdoor Corporation	Genesco Inc.	Kontoor Brands, Inc.
Caleres, Inc.	Designer Brands, Inc.	Gildan Activewear, Inc.	Skechers USA, Inc.
Carter's, Inc.	Foot Locker, Inc.	Guess?, Inc.	Tapestry, Inc.
CEO Role
Within the framework of the Company's executive compensation program, the CEO recommends the level of base salary, annual bonus, long-term incentive compensation, equity awards and other compensation components for his direct reports, including the other NEOs. The CEO bases his recommendation upon his assessment of the compensation factors applicable to each NEO. The CEO considers these compensation factors both objectively and subjectively, and no single factor is determinative. The Committee discusses these recommendations with the CEO prior to setting the compensation for each NEO, other than the CEO. The Committee, however, ultimately determines all compensation for NEOs other than the CEO, whose compensation is determined by the independent directors as a whole.
Compensation Consultant Role
FW Cook was first engaged as the Committee's independent compensation consultant in 2016 and reports directly to the Committee. The Committee determines the scope of engagement and may replace the consultant or hire additional consultants at any time. The Committee has evaluated FW Cook's independence under the rules established by the NYSE and has determined that FW Cook is “independent” as defined by NYSE rules. In addition, the Committee has evaluated whether the engagement of FW Cook raised any conflicts of interest and has determined that no such conflicts of interest exist.
2022 PROXY STATEMENT	53

At the Committee's invitation, a representative of FW Cook generally attends all Committee meetings and also communicates with the Committee Chair and management regularly between meetings. However, the Committee makes all decisions regarding NEO compensation. FW Cook provides various executive compensation services to the Committee pursuant to a consulting agreement with the Committee. Generally, these services include advising the Committee on the principal aspects of the Company's executive compensation program, evolving industry practices, and providing market information and analysis regarding the competitiveness of the Company's program design.
During 2021, FW Cook performed the following specific services:
•	Attended Committee meetings, as requested
•	Reviewed the Company's peer group and advised the Committee on the composition of the peer group
•	Reviewed survey data for competitive comparisons
•	Provided market data and recommendations on CEO and other NEO compensation
•	Advised the Committee on market trends related to compensation policies and programs
•	Proactively advised the Committee on best practice approaches for governance features of executive compensation programs
•	Reviewed the Compensation Discussion & Analysis and other executive compensation related disclosures included in the Company's Proxy Statement
The total fees the Company paid to FW Cook for services to the Committee in 2021 were $154,506, less than 1% of FW Cook's total consulting income during the same period. The Company did not pay or incur any other fees to or with FW Cook.
OTHER COMPENSATION POLICIES AND PRACTICES
NEO Stock Ownership Guidelines
Each NEO, as well as each non-employee director, must attain (and maintain) a minimum stock ownership level prior to being able to gift or sell any Company stock. The equity that qualifies for determining the NEOs’ minimum stock ownership level includes owned shares and unvested restricted stock units that vest based on time (up to a maximum value of 50% of the applicable ownership requirement), but excludes performance shares and units and unexercised options (or any portion thereof, such as the current “in the money” value). During 2021, each NEO complied with the requirements of these guidelines.
Covered Positions	Guideline
CEO	6x Annual Salary
President	3x Annual Salary
Other NEOs	2x Annual Salary
Non-Employee Directors	6x Annual Cash Retainer
Stock Hedging and Pledging Policies
Under the Company's Insider Trading Policy, all directors, officers and other employees are prohibited from engaging in any hedging transactions involving Company securities beneficially owned by them. The Company also considers it inappropriate for any such person to engage in speculative transactions in the Company's securities, including short sales, publicly traded options, margin accounts and pledges and standing and limit orders. Also, all directors, officers and other employees are prohibited from pledging Company securities as collateral for a loan.
Clawback Policy
The Company has adopted a clawback policy which empowers the Board or a committee of the Board to seek recovery of specified incentive compensation covering both cash and equity received by executive officers under specific circumstances where there is a material restatement of the Company's financial results that would have led to a lower level of incentive compensation payout.
Impact of Accounting and Tax Treatments on Compensation
The Tax Cuts and Jobs Act on December 22, 2017 eliminated the Section 162(m) performance-based compensation exemption, so the grants and awards made in 2021 are not eligible for such exemption. Even prior to the elimination of the performance-based compensation exemption, Wolverine Worldwide did not require all of its compensation programs, including programs under the Company's equity compensation plans, to fit the performance-based compensation exemption under Section 162(m) because it believes it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Wolverine Worldwide has and in the future may continue to pay compensation that is limited in whole or in part as to tax deductibility.
2022 PROXY STATEMENT	54

Compensation Committee
Report
The Committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Committee recommended to the Board of Directors that the Company include the Compensation Discussion and Analysis section in this Proxy Statement and incorporate it by reference into the Company's Annual Report on Form 10-K.
Respectfully submitted,
Nicholas T. Long (Chair)
Jeffrey M. Boromisa
Gina R. Boswell
William K. Gerber
David W. McCreight
Compensation Committee Interlocks and Insider Participation. During fiscal year 2021, none of the members of the Compensation Committee was an officer or employee of the Company, was a former officer of the Company, nor had a relationship with the Company requiring disclosure as a related party transaction under Item 404 of Regulation S-K of the Securities Act of 1933. None of the Company's executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served as a director on the Company's Board or on the Compensation Committee.
2022 PROXY STATEMENT	55

Summary Compensation Table

Blake W. Krueger Chairman and CEO during fiscal 2021	2021	$1,127,885		$10,945,024	$2,296,503	-	$36,445	$14,405,857	$9,554,829
	2020	$751,923		$6,652,134	$927,843	$1,151,272	$36,319	$9,519,491	$9,519,491
	2019	$1,150,000		$6,338,194	$420,192	$1,482,641	$36,247	$9,427,274	$9,427,274
Brendan Hoffman President, Wolverine Worldwide during fiscal 2021
	2021	$924,231		$5,083,847	$1,073,446	-	$113,015	$7,194,539	$5,698,509
	2020	$259,615	$300,000[2]	$4,755,398	$133,396	-	$58,083	$5,506,492	$5,506,492
Isabel Soriano[7] President, International Group
	2021	$480,641		$597,096	$326,554	-	$1,075,445	$2,479,736	$2,239,716

Michael D. Stornant Senior Vice President, CFO, Treasurer and Chief Accounting Officer	2021	$657,865		$1,819,680	$577,880	$86,187	$30,883	$3,172,495	$2,452,437
	2020	$477,346		$1,223,257	$232,470	$1,113,604	$31,141	$3,077,818	$3,077,818
	2019	$624,231		$1,011,951	$105,440	$1,393,117	$30,956	$3,165,695	$3,165,695
James D. Zwiers Executive Vice President and President, Global Operations Group	2021	$683,856		$1,578,188	$481,625	$70,550	$38,953	$2,853,172	$2,213,122
	2020	$519,019		$1,161,805	$249,786	$1,253,808	$39,634	$3,224,052	$3,224,052
	2019	$682,115		$932,050	$166,689	1,045,809	$39,837	$2,866,500	$2,866,500
1.	Includes any amounts deferred under the Company's qualified 401(k) plan or Deferred Compensation Plan.
2.
Reflects a one-time sign-on bonus paid in connection with recruiting Mr. Hoffman for the position of President, Wolverine Worldwide, and subject to an obligation to return the bonus under certain conditions described in his employment agreement.

3.	Includes the grant date fair value of restricted stock unit awards, and performance unit awards, as follows for 2021:
Name	Service-based Restricted Stock Unit Value	Performance Unit Value 21-23 Grant	Performance Unit Value 21-22 Grant*	Performance Unit Value 21 Grant*	Total
Krueger	$2,887,518	$3,206,478	$2,425,514	$2,425,514	$10,945,024
Hoffman	$1,700,015	$1,887,802	$952,000	$544,030	$5,083,847
Soriano	$223,810	$133,266	$120,010	$120,010	$597,096
Stornant	$521,034	$578,588	$360,029	$360,029	$1,819,680
Zwiers	$444,518	$493,620	$320,025	$320,025	$1,578,188
*
For a detailed discussion about these grants and the forfeiture of previous performance unit grants, see the discussion in the CD&A Section under the heading “Impact of the COVID-19 Pandemic on 2019-2021 and 2020-2022 Performance Stock Unit Grants”.

Restricted stock units were valued using the closing market price of Wolverine Worldwide common stock on the date of the grant of the respective award. Performance units were valued using the closing market price of Wolverine Worldwide common stock on the date of grant of the respective award and assuming target performance for all performance periods, with an adjustment to value for the TSR modifier where applicable, all consistent with ASC Topic 718. The target performance unit grant values without accounting adjustments: ($7,738,528 for Mr. Krueger, $3,196,030 for Mr. Hoffman; $360,030 for Ms. Soriano; $1,241,058 for Mr. Stornant; and $1,084,550 for Mr. Zwiers (all with de minimis differences based on rounding up to the nearest unit)). Assuming maximum payout, the aggregate grant date fair value of performance units awarded in 2021 for each NEO (and, in parentheses, the maximum value is combined with the grant date fair value of restricted stock unit awards

2022 PROXY STATEMENT	56

and restricted stock awards for 2021) would have been: $48,345,032 ($51,232,550) for Mr. Krueger; $20,302,991; ($22,003,006) for Mr. Hoffman; $2,239,710 ($2,463,520) for Ms. Soriano; $7,791,872 ($8,312,906) for Mr. Stornant; and $6,802,026 ($7,246,544) for Mr. Zwiers. Restrictions on such performance unit awards will lapse in the February following the last year of the applicable performance period, if at all, based on the Company's performance for the period (capped at 200%), potential +/- 25% adjustments for relative TSR performance and target bonus level over the three-year performance period. The actual value of shares that vest is also dependent on the stock price at the time of vesting. For additional valuation assumptions, see the Stock Based Compensation footnote to Wolverine Worldwide's Consolidated Financial Statements for the fiscal year ended January 1, 2022 included in its Form 10-K for this year.
4.	Reflects the sum of performance bonus and individual bonus amounts, as adjusted by any applicable modifier, earned in 2021, 2020 and 2019, respectively, and paid in 2022, 2021 and 2020 respectively.
5.
All amounts in this column reflect, where applicable, the aggregate change in the actuarial present value of the accumulated benefits under the Wolverine Worldwide Employees' Pension Plan (“Pension Plan”) and Wolverine World Wide, Inc. 409A Supplemental Executive Retirement Plan (“SERP”) for Messrs. Krueger, Stornant and Zwiers. The amounts in the table were determined using assumptions consistent with those used in Wolverine Worldwide's Consolidated Financial Statements for each respective year. See the “Pension Plans and 2021 Pension Benefits” section starting on page 64.

6.
The amounts listed in this column for 2021 include Wolverine Worldwide's contributions to the accounts of the NEOs under Wolverine Worldwide's 401(k) plans (or, in the case of Ms. Soriano, a payment in lieu of a retirement plan contribution) and the Wolverine Worldwide Deferred Compensation Plan, payments made by Wolverine Worldwide for the premiums on certain life insurance policies, tax, housing/relocation expenses and estate planning services and health care reimbursements in the amounts listed in the table below. Unlike the other NEOs, Mr. Hoffman and Ms. Soriano are not participants in the Company's Pension Plan, and instead receive either a deferred compensation plan contribution (Mr. Hoffman) or a retirement benefit payment (Ms. Soriano).

Name	401(k) Match	Tax and Estate Planning	Health	Life Insurance Premiums	Moving/Living Expenses	Deferred Compensation Plan Contribution	Car Allowance	Tax Equalization	Other[2]
Krueger	$8,700	$8,640	$17,535	$1,470	$0	$0	$0	$0	$100
Hoffman	$15,950	$12,496	$19,066	$857	$39,546[1]	$25,000	$0	$0	$100
Soriano	$38,325	$39,287	$13,293	$1,288	$134,322	$0	$37,403	$811,430	$97
Stornant	$8,700	$0	$19,066	$3,017	$0	$0	$0	$0	$100
Zwiers	$8,700	$8,640	$18,522	$2,991	$0	$0	$0	$0	$100
1.	Temporary housing and costs related to relocation.
2.	Relates to gift cards offerings for NEO.
7.	The cash compensation for Ms. Soriano is paid in Pounds Sterling. Her cash compensation was converted into U.S. dollars using the fiscal year-end rate of 1.33.
8.	Reflects total compensation, less the value of performance stock unit grants for the 2021 and 2021-2022 performance period.
2022 PROXY STATEMENT	57

Grants of Plan-Based Awards in
Fiscal Year 2021
The following table provides information concerning each grant of an award made to the NEOs in fiscal year 2021:

Krueger	Annual Bonus		$845,913	$1,691,827	$4,398,750
	FY21 Performance Units	02/09/2021				35,440	70,880	425,280		$2,425,514
	FY21-FY22 Performance Units	02/09/2021				35,440	70,880	425,280		$2,425,514
	FY21-FY23 Performance Units	02/09/2021				42,191	84,381	506,286		$3,206,478
	Restricted Units	02/09/2021							84,381	$2,887,518
Hoffman	Annual Bonus		$392,798	$785,596	$2,042,550
	FY21 Performance Units	02/09/2021				7,949	15,898	95,388		$544,030
	FY21-FY22 Performance Units	02/09/2021				13,910	27,820	166,920		$952,000
	FY21-FY23 Performance Units	02/09/2021				24,840	49,679	298,074		$1,887,802
	Restricted Units	02/09/2021							49,679	$1,700,015
Soriano	Annual Bonus		$110,147	$220,294	$572,764
	FY21 Performance Units	02/09/2021				1,754	3,507	21,042		$120,010
	FY21-FY22 Performance Units	02/09/2021				1,754	3,507	21,042		$120,010
	FY21-FY23 Performance Units	02/09/2021				1,754	3,507	21,042		$133,266
	Restricted Units	02/09/2021							5,261	$180,031
	Restricted Units	08/02/2021							1,301	$43,779
2022 PROXY STATEMENT	58

Stornant	Annual Bonus		$213,806	$427,613	$1,111,793
	FY21 Performance Units	02/09/2021				5,261	10,521	63,126		$360,029
	FY21-FY22 Performance Units	02/09/2021				5,261	10,521	63,126		$360,029
	FY21-FY23 Performance Units	02/09/2021				7,613	15,226	91,356		$578,588
	Restricted Units	02/09/2021							15,226	$521,034
Zwiers	Annual Bonus		$188,060	$376,121	$977,914
	FY21 Performance Units	02/09/2021				4,676	9,352	56,112		$320,025
	FY21-FY22 Performance Units	02/09/2021				4,676	9,352	56,112		$320,025
	FY21-FY23 Performance Units	02/09/2021				6,495	12,990	77,940		$493,620
	Restricted Units	02/09/2021							12,990	$444,518
1.
Estimated payout levels relating to the performance bonus and individual bonus. Maximum amount assumes stretch revenue and pretax earnings performance and achievement of the maximum eCommerce revenue adjustment. For a description of these bonuses and the payouts under them, see pages 43-46. Ms. Soriano's payout levels have been converted to U.S. dollars from Pounds Sterling based on the fiscal year-end exchange rate for 2021 of 1.33 U.S. dollars to Pounds Sterling. Payout levels for Ms. Soriano reflects her pro-rated target bonus percentages due to her mid-year promotion.

2.
Estimated payout levels as of the grant date of performance stock units granted under the Stock Incentive Plan of 2016, as amended (the “Stock Incentive Plan of 2016”). Restrictions on such performance unit awards typically lapse in the February following the last year of the applicable performance period, if at all, based on the Company's performance for the period (capped at 200%), potential +/- 25% adjustments for relative TSR performance, and target bonus levels over the performance period. The actual value of shares that vest is also dependent on the stock price at the time of vesting. The Company accrues, but does not pay, dividends on the performance shares during the performance period. At the end of the applicable performance period, the Company will pay to the NEO the accrued dividends (if any) on the performance units that vest. The Target performance unit grant values without accounting adjustments are: ($7,738,528 for Mr. Krueger; $3,196,030 for Mr. Hoffman; $360,030 for Ms. Soriano; $1,241,058 for Mr. Stornant; and $1,084,550 for Mr. Zwiers (all with de minimis differences based on rounding up to the nearest unit)). For a description of the performance units granted in 2021 under the Stock Incentive Plan of 2016, see pages 47-49.

3.
The Company awarded service-based restricted stock unit awards in February 2021 under the Stock Incentive Plan of 2016 to all NEOs. 20% of the units received under the awards reflected in this column vest on each of the first and second anniversaries of the date of grant of the award and 30% on the third and fourth anniversaries of the date of grant of the award. All restricted stock units vest upon an NEO's death, disability or retirement. Holders of restricted stock units and awards are entitled to receive dividend equivalents on restricted stock units and awards.

4.
Represents the award date fair value for performance stock units and service-based stock unit awards made in fiscal year 2021, determined as described in footnote 3 to the “Summary Compensation Table.” The grant date fair values reflect a higher amount than the target amounts discussed in the CD&A section due to accounting adjustments to the grant date fair value relating to the TSR modifier for grants that include the modifier.

2022 PROXY STATEMENT	59

Outstanding Equity Awards at
2021 Fiscal Year-End
The following table provides information concerning options and stock awards that have not vested for each NEO outstanding as of January 1, 2022:

Krueger
	Various				172,755	$4,977,072
	Various						389,587	$11,224,001
	02/06/13	200,778	$21.48	02/05/23
	02/11/14	225,284	$27.13	02/10/24
	02/11/15	220,988	$28.00	02/10/25
	02/10/16	425,076	$16.51	02/09/26
Hoffman
	Various				92,165	$2,655,274
	Various						149,883	$4,318,129
Soriano
	Various				13,774	$396,829
	Various						18,811	$541,945
Stornant
	Various				34,978	$1,007,716
	Various						61,223	$1,763,835
	02/11/14	11,912	$27.13	02/10/24
	02/11/15	11,765	$28.00	02/10/25
	06/12/15	12,687	$29.31	06/11/25
	02/10/16	70,948	$16.51	02/09/26
Zwiers
	Various				31,130	$896,855
	Various						53,736	$1,548,134
	02/11/15	33,514	$28.00	02/10/25
	02/10/16	64,465	$16.51	02/09/26
2022 PROXY STATEMENT	60

1.	The following table sets forth the vesting dates for the unvested service-based restricted stock or stock unit awards of each NEO as of January 1, 2022:
Named Executive Officer	Vesting Date	Number of Shares to Vest
Krueger
	02/05/22	10,548
	02/06/22	14,931
	02/07/22	16,319
	02/09/22	16,876
	02/05/23	15,822
	02/06/23	14,932
	02/09/23	16,876
	02/05/24	15,822
	02/09/24	25,314
	02/09/25	25,315
Hoffman
	02/09/22	9,936
	10/26/22	13,007
	02/09/23	9,936
	10/26/23	14,739
	02/09/24	14,903
	10/26/24	14,740
	02/09/25	14,904
Soriano
	02/05/22	730
	02/06/22	1,034
	02/09/22	1,052
	07/30/22	470
	08/02/22	260
	11/05/22	1,750
	02/05/23	1,096
	02/06/23	1,035
	02/09/23	1,052
	08/02/23	260
	02/05/24	1,097
	02/09/24	1,578
	08/02/24	390
	02/09/25	1,579
	08/02/25	391
2022 PROXY STATEMENT	61

Named Executive Officer	Vesting Date	Number of Shares to Vest
Stornant
	02/05/22	2,351
	02/06/22	3,328
	02/07/22	3,693
	02/09/22	3,045
	02/05/23	3,526
	02/06/23	3,328
	02/09/23	3,045
	02/05/24	3,526
	02/09/24	4,568
	02/09/25	4,568
Zwiers
	02/05/22	2,165
	02/06/22	3,065
	02/07/22	3,350
	02/09/22	2,598
	02/05/23	3,247
	02/06/23	3,065
	02/09/23	2,598
	02/05/24	3,248
	02/09/24	3,897
	02/09/25	3,897
2.	The dollar values are calculated using a per share stock price of $28.81, the closing price of Wolverine Worldwide common stock on December 31, 2021, the last business day of fiscal year 2021.
3.
Following the end of the applicable performance period, performance units vest depending upon the Company's achievement of the relevant performance criteria. Shares actually vested for the 2021 cycle are included in the “Number of Shares or Units of Stock That Have Not Vested” column. Performance at stretch level was assumed for the 2021-2022 cycle and performance between target and goal was assumed for the 2021-2023 cycle.

2022 PROXY STATEMENT	62

Option Exercises and Stock
Vested in Fiscal Year 2021
	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting[2] ($)
Krueger	-	-	207,892	$7,050,000
Hoffman	-	-	17,847	$594,856
Soriano	-	-	9,539	$336,745
Stornant	26,230	$357,195	48,660	$1,657,979
Zwiers	72,809	$931,535	46,439	$1,585,836
1.
The Company calculates the dollar values by multiplying the number of shares of common stock acquired upon exercise by the difference between the exercise price and the closing price of the Company common stock on the exercise date.

2.	The Company calculates the dollar values using the closing price of Wolverine Worldwide common stock on the date of vesting.
2022 PROXY STATEMENT	63

Pension Plans and 2021
Pension Benefits
Wolverine Worldwide maintains the following defined benefit retirement plans covering Messrs. Krueger, Stornant and Zwiers: (1) the Wolverine Worldwide Employees' Pension Plan (“Pension Plan”), which is a funded and tax-qualified defined benefit plan under the Internal Revenue Code that covers eligible employees, and (2) the Wolverine World Wide, Inc. 409A Supplemental Executive Retirement Plan (“SERP”), which is an unfunded, non-qualified plan that covers individuals recommended by the CEO and approved by the Compensation Committee.
QUALIFIED PENSION PLANS
Participants vest in the Pension Plan after five years of qualifying service. Subject to the limitations imposed by the Internal Revenue Code, the Pension Plan generally pays a monthly benefit in an amount equal to a percentage of the participant's final average monthly earnings multiplied by his or her number of years of service. For purposes of this benefits formula, the Pension Plan caps years of service at 25 (30 for non-SERP participants), and the percentages of final average monthly earnings are 2.4% for Mr. Krueger and 2.0% for Messrs. Stornant and Zwiers. “Earning” as used in this Pension Plan formula generally includes all W-2 compensation other than taxable fringe benefits and deferred compensation, and for 2021 was capped at $290,000, the IRS limit applicable to tax qualified plans.
Upon retirement, a participant may elect to receive the benefit in the form of a life annuity, 5 or 10-year certain and life annuities, or joint and 50%, joint and 75%, or joint and 100% survivor annuities. The payments are actuarially adjusted based on the participant's election. Any election, other than an election to receive life annuity benefits, reduces the monthly benefit payable. The “normal” age at which benefits may be drawn under the plan is 65.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Messrs. Krueger, Stornant and Zwiers participate in the SERP, which provides retirement benefits above amounts available under the Company's tax qualified Pension Plan. The SERP benefit generally equals the difference between the participant's retirement benefit under the Pension Plan and the benefits the participant would have received if there were no IRS imposed cap on earnings when calculating the Pension Plan benefit. The SERP caps years of service at 25 in calculating a participant's benefit. The SERP also allows a retired participant who has five years of service to draw earlier (beginning at age 55) and on different terms than under the Pension Plan. A participant's earnings percentage multiplier is the same under the SERP as it is under the Pension Plan (2.4% for Mr. Krueger and 2.0% for Messrs. Stornant and Zwiers). The Compensation Committee may grant additional deemed years of service under the SERP to a participant, subject to the cap of 25 years. The full benefit of any additional years of deemed service is paid under the SERP. Mr. Krueger reached the 25-year cap in 2012.
If a retired participant draws the SERP benefit prior to age 65, the reduction factor is 0.333% for each month prior to age 60, and 0.1666% for each month between age 60 and age 65. As of the end of fiscal year 2020, Mr. Krueger is the only NEO eligible to retire and begin drawing benefits under the SERP.
SERP benefits are paid monthly, and the SERP has a lump sum payment option which may apply to certain terminations of employment after a change in control or, if elected, upon death. The SERP also includes a disability benefit and a death benefit payable to the participant's designated beneficiary if the participant dies before retiring. The SERP provides for lump sum payments equal to 125% of the net present value of accrued benefits without regard to any reduction for early payment to participants who resign for good reason or are terminated by Wolverine other than for cause or due to death or disability within two years (Messrs. Stornant and Zwiers) or three years (Mr. Krueger) after a change in control.
The SERP also contains non-competition, confidentiality and employee non-solicitation provisions in favor of Wolverine Worldwide. Under the SERP non-competition provisions, a participant is not entitled to any benefit payment if the participant enters into certain relationships with a competing business prior to the date on which such benefit payment is due. If the participant's employment is terminated for serious misconduct, or if Wolverine Worldwide cannot collect under an insurance policy purchased to fund SERP benefits for certain reasons, the Company may terminate a participant's benefits under the SERP. Wolverine Worldwide may terminate the SERP or stop further accrual of SERP benefits for a participating NEO at any time, but termination will not affect previously accrued benefits.
2022 PROXY STATEMENT	64

PENSION BENEFITS IN FISCAL YEAR 2021
The following table provides for each NEO certain information concerning each plan that provides for payments or other benefits at, following, or in connection with retirement:
	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit[1] ($)	Payments During Last Fiscal Year ($)
Krueger	SERP	25	$19,899,543	-
	Pension	25	$3,014,744	-
Hoffman[2]	SERP	-	-	-
	Pension	-	-	-
Soriano[2]	SERP	-	-	-
	Pension	-	-	-
Stornant	SERP	25	$3,697,846	-
	Pension	25	$1,628,937	-
Zwiers	SERP	24	$4,195,645	-
	Pension	24	$1,466,921	-
1.
These values are as of January 1, 2022, and are calculated assuming the participants will commence their benefits at age 65 (or current age if older), and that those benefits will be paid in the form according to each participant's 409A election and use the PRI-2012 mortality tables for males and females (white collar for SERP and no collar for Pension Plan), projected forward from base year 2012 with generational projection using an unmodified MP-2021 projection scale, with contingent annuitant mortality tables applied after the death of the participant and using the following discount rates: 3.11% Pension Plan; 3.04% SERP.

2.	Neither Mr. Hoffman nor Ms. Soriano participate in the SERP or Pension Plan.
2022 PROXY STATEMENT	65

Non-Qualified Deferred
Compensation
Wolverine Worldwide maintains a Deferred Compensation Plan. This unfunded and non-qualified plan allows executives and other eligible senior employees of the Company to elect to defer all or a portion of their base salary, cash bonus, or other performance-based cash compensation. Wolverine Worldwide may, but need not, credit a participant's account under the plan with additional discretionary Company contributions, which may be subject to a vesting schedule and which would vest in full on a change in control. Amounts deferred pursuant to the Deferred Compensation Plan may be invested, at the direction of the participant, in an investment fund, index, or other investment vehicle, as designated by the Compensation Committee to be available under the plan, and earnings, if any, are credited to the participant's account.
Accounts are paid out upon the earliest to occur of (i) a qualifying separation from service, (ii) a change in control (as such term is defined in the Deferred Compensation Plan), and (iii) a termination of the Deferred Compensation Plan. Payment must generally be made, or installment payments must begin, (as elected by the participant at the time of deferral), within 60 days of the event triggering payment.
Mr. Stornant is the only NEO who has elected to defer amounts under the Deferred Compensation Plan, and Mr. Hoffman is the only NEO who received a Company contribution.
Name	Executive Contributions in 2021 ($)	Registrant Contributions in 2021 ($)	Aggregate Earnings in 2021 ($)[2]	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)[3]
Hoffman	-	$25,000[1]	$17	-	$22,457
Stornant	-	-	$11	-	$13,964
1.
Company contributions for 2021 were deposited to Mr. Hoffman's Deferred Compensation Plan in February 2022 and were included in the “All Other Compensation” column in the “Summary Compensation Table” on page 56.

2.	Reflects market-based earnings on amounts credited to Mr. Stornant and Mr. Hoffman under the Deferred Compensation Plan.
3.	The amounts in this column were previously reported as compensation to Messrs. Hoffman and Stornant in the Summary Compensation Table for the Company's 2021 Proxy Statement.
2022 PROXY STATEMENT	66

Potential Payments Upon
Termination or Change in
Control
Wolverine Worldwide has entered into an Executive Severance Agreement with each NEO that provides certain rights, including the right to receive payments in the event of a termination of employment following a change in control. The Company also has entered into an agreement with each of Mr. Krueger, Mr. Hoffman and Ms. Soriano regarding certain termination benefits in the event of termination of employment under certain other circumstances described below.
BENEFITS TRIGGERED BY TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION
An NEO is not entitled to receive any additional forms of severance payments or benefits upon termination of employment for Cause or upon the NEO's voluntary decision, other than for Good Reason, to terminate his or her employment, as discussed in further detail below.
BENEFITS TRIGGERED BY TERMINATION OTHER THAN FOR CAUSE OR FOR GOOD REASON NOT IN CONNECTION WITH A CHANGE IN CONTROL
Mr. Krueger entered into a Separation Agreement on March 13, 2008, which states that upon termination of his employment by Wolverine Worldwide without Cause, or termination by Mr. Krueger with Good Reason, as such terms are defined in Mr. Krueger's Separation Agreement, Wolverine Worldwide will pay Mr. Krueger the following payments in exchange for a general release of claims in favor of Wolverine Worldwide: (1) continued base salary for 18 months (reduced by payments he receives if he is employed by a Competing Business, as defined in Mr. Krueger's Separation Agreement); (2) the pro rata portion of the annual incentive bonus and the three year bonus for all uncompleted performance periods based on actual corporate performance for the applicable performance periods; (3) the pro rata portion of the annual individual performance bonus relating to personal performance objectives; and (4) retiree medical benefits for Mr. Krueger and his spouse for a period starting on the day after the termination date and ending on the last day of the 18th month following the month in which the termination date falls.
“Cause” generally is defined in Mr. Krueger's Separation Agreement to mean: (1) any act or omission knowingly undertaken or omitted with the intent of causing material damage to Wolverine Worldwide; (2) any intentional act involving fraud, misappropriation or embezzlement, that causes material damage to Wolverine Worldwide; (3) repeated willful failure to substantially perform any of his significant duties as reasonably directed by the Board of Directors of Wolverine Worldwide; (4) a conviction (including any plea of guilty or nolo contendere) of any criminal act that (a) results in the executive serving prison time and not being able to perform the normal duties of his position for more than thirty (30) days; or (b) causes material damage to Wolverine Worldwide; or (5) chronic or habitual use or consumption of drugs or alcohol that causes material damage to Wolverine Worldwide.
“Good Reason” generally is defined in Mr. Krueger's Separation Agreement to mean: (1) a material reduction in base compensation, including a reduction in base salary or opportunities under Wolverine Worldwide's bonus plans or equity plans (other than those implemented for the executive team as a whole); (2) a material reduction in authority, duties, or responsibilities; (3) a requirement to report to a Company officer or employee instead of reporting directly to the Board of Directors; or (4) certain relocations, other than those related to a change in the location of Wolverine Worldwide's headquarters affecting a majority of the executive team.
Mr. Hoffman entered into an Employment Agreement on August 7, 2020, which states that upon termination of his employment by Wolverine Worldwide without Cause, or termination by Mr. Hoffman with Good Reason, as such terms are defined in Mr. Hoffman’s Employment Agreement, Wolverine Worldwide will pay Mr. Hoffman the following payments in exchange for a general release of claims in favor of Wolverine Worldwide: (1) for a termination that would have occurred prior to the end of the fiscal year, continued base salary for 12 months (18 months if he had resigned due to not having been promoted to Chief Executive Officer by March 8, 2022, and, in connection with an amendment entered into on December 17, 2021 that became effective following the completion of the fiscal year (the “Amendment”), for terminations occurring after completion of the fiscal year, the continuation period was increased to 18 months) offset by the amount of salary
2022 PROXY STATEMENT	67

and guaranteed compensation, if any, he is entitled to from another employer; (2) for a termination that would have occurred prior to the end of the fiscal year, payment of Company COBRA premiums for 12 months (18 months if he had resigned due to not having been promoted to Chief Executive Officer by March 8, 2022, and, in connection with the Amendment, for terminations occurring after completion of the fiscal year, the payment period was increased to 18 months), or, if earlier, until eligible for coverage through another employer; and (3) prior to the Amendment, in the event of a termination without Cause prior to March 8, 2022 or Mr. Hoffman’s resignation because he has not been promoted to Chief Executive Officer by such date, the pro rata portion of Mr. Hoffman’s target bonus opportunity for the year of termination (in connection with the Amendment, any termination without Cause or resignation for Good Reason will entitle Mr. Hoffman to the payment of a pro rata target bonus opportunity for the year of termination).
“Cause” generally is defined in Mr. Hoffman’s Employment Agreement to mean: (1) any intentional act of fraud, embezzlement, theft, dishonesty, misrepresentation or breach of fiduciary duty with respect to the Company or its subsidiaries; (2) gross negligence or willful misconduct in the performance of duties; (3) material failure or refusal to follow any reasonable directive of the Board or the officer to whom Mr. Hoffman reports, and if such failure and refusal is curable, if such failure or refusal is not cured within ten (10) days after written notice; (4) breach of any noncompetition, nonsolicitation, confidentiality or other covenant with the Company, material breach of any material written policy of the Company which if curable, is not cured within ten (10) days after the Company’s written notice of such breach, or material breach of Mr. Hoffman’s Employment Agreement, which if curable, is not cured within ten (10) days after the Company’s written notice of such breach; or (5) conviction of or indictment for or entering of a guilty plea or plea of no contest or nolo contendere with respect to any felony or any crime involving an act of moral turpitude.
Following the Amendment, “Good Reason” generally is defined in Mr. Hoffman’s Employment Agreement to mean: (i) a material diminution in duties or a reduction of title, (ii) a material breach by the Company of the Employment Agreement, (iii) relocation of Mr. Hoffman’s principal place of employment to a location that is more than fifty (50) miles from the Company’s corporate headquarters or Waltham, Massachusetts office as of January 2, 2022, without Mr. Hoffman’s consent, (iv) termination of the Employment Agreement by the Company serving a notice of nonextension or (v) a reduction in Mr. Hoffman’s base salary, unless such reduction is part of an across the board reduction for senior executives of the Company. Prior to the Amendment, Mr. Hoffman also would have had “Good Reason” to terminate employment if the Company had failed to promote Mr. Hoffman to the position of Chief Executive Officer by March 8, 2022.
On June 8, 2018, Ms., Soriano entered into a Service Agreement with Wolverine Europe Limited, which is typical for senior executives based in the United Kingdom. Ms. Soriano’s agreement states that upon certain terminations of her employment by Wolverine Europe Limited, Wolverine Europe Limited will provide Ms. Soriano with written notice nine (9) months prior to such termination or, alternatively, will pay Ms. Soriano her base salary for such period (or any portion thereof) in lieu of such notice. In addition, upon voluntary termination of Ms. Soriano’s employment by Ms. Soriano for any reason, she is required to give written notice six (6) months prior to such termination and Wolverine Europe Limited may pay Ms. Soriano her base salary for such period (or any portion thereof) in lieu of such notice. If Wolverine Europe Limited chooses to pay Ms. Soriano her base salary in lieu of notice, in either case, such amounts will be in full and final settlement of all claims Ms. Soriano may have against Wolverine and its affiliates and, further, such amounts will be reduced by any income earned from subsequent employment.
For purposes of Ms. Soriano’s Service Agreement, Wolverine Europe Limited will generally not be required to provide notice to terminate her employment if she (1) commits, repeats or continues any material breach of her Service Agreement or her obligations thereunder, (2) commits an act of gross misconduct or serious/gross incompetence or negligence including any deliberate act of discrimination or harassment, (3) acts in a manner which prejudices or is likely in the reasonable opinion of the Board to prejudice the interests or reputation of Ms. Soriano, Wolverine or its affiliates, (4) commits any material breach of the Code of Conduct, (5) commits or is charged or convicted of any criminal offense other than an offense which does not affect her position or any road traffic violation, (6) is declared bankrupt, (7) is prohibited by law from being a director of a company, (8) is removed as a director of Wolverine Europe Limited or any affiliate for a reason related to misconduct, (9) is in breach of the warranties contained in the Service Agreement, (10) breaches a material policy of Wolverine or its affiliates, (11) becomes incapacitated and no longer able to perform her duties for a period exceeding 26 weeks in any 12 month period, or (12) ceases to hold any necessary qualification to carry out her duties and/or is in breach of any rules and regulations or any relevant regulatory body.
BENEFITS TRIGGERED UPON A CHANGE IN CONTROL
Benefits Upon Termination Following a Change in Control. Under the Executive Severance Agreements entered into with the NEOs, payments and benefits are triggered when employment is terminated without “Cause” or when an executive terminates employment for “Good Reason” within two years (Messrs. Hoffman, Stornant, and Zwiers and Ms. Soriano) or three years (Mr. Krueger) following a change in control of Wolverine Worldwide.
Upon such a qualifying termination, Wolverine Worldwide will pay the lump sum severance payment under the Executive Severance Agreement composed of the following: (1) unpaid base salary and bonus payments that had been earned; (2) in lieu of a bonus payment under
2022 PROXY STATEMENT	68

the Annual Bonus Plan, an amount equal to the quotient of the number of days the NEO was employed by Wolverine Worldwide, or any successor company in the year of termination, divided by the number of days in the year; multiplied by 100% of the greater of either (a) the bonus awarded to the NEO under the annual bonus plan for the preceding year and (b) the average paid to the NEO over the preceding two year period under the annual bonus plan; (3) in lieu of payments under the various three year performance periods that remain open on the date of termination, if any, an amount equal to the bonus the NEO would have received based on actual and assumed performance measures, multiplied by the quotient of the number of days the NEO participated in the performance period prior to the termination, divided by the total number of days in the performance period (in determining the earnings per share or other performance measures that can be determined annually for any year subsequent to the year of termination, performance will equal the level required to attain the maximum goal under the three year plan for that year); (4) either two (Messrs. Hoffman, Stornant, Zwiers and Ms. Soriano) or three (Mr. Krueger) times the sum of (a) the NEO's highest annual base salary during the 12 month period prior to termination and (b) the greater of (i) the average amount earned by the NEO during the previous two years under the annual bonus plan and (ii) the amount earned during the previous year under the Annual Bonus Plan; (5) 100% of the positive spread for any stock options held by the NEO on the date of termination, whether or not vested; (6) in the case of Messrs. Krueger and Zwiers, an excise tax gross up adjustment (note: the agreements with Messrs. Hoffman and Stornant and Ms. Soriano were entered into after 2008, and the Committee determined to not provide such gross ups after that date); and (7) in the case of Messrs. Stornant and Zwiers, the present value of an additional three years of deemed service under the Pension Plan and SERP (this benefit does not apply to Mr. Hoffman or Ms. Soriano since they do not participate in the Pension Plan or SERP or for Mr. Krueger since he has maximum years of service under these plans). Upon a termination of employment following a change of control, Wolverine Worldwide or any successor company will maintain for a period of six months to one year the NEO's benefits under the then current benefit plans, programs or arrangements that the NEO was entitled to participate in immediately prior to the termination date. In addition, Wolverine Worldwide or any successor company will provide outplacement services through the last day of the second calendar year following the calendar year of termination.
“Change in Control” under the Executive Severance Agreements generally means certain changes in composition of the Board of Directors, certain acquisitions of 20% or more of Wolverine Worldwide's common stock or combined outstanding voting power of Wolverine World Wide, Inc., and other specified reorganizations, mergers, consolidations, liquidations, dissolutions or distributions of substantial assets (unless such transactions result in the creation of an entity in which at least 50% of the common stock and combined voting power is owned by the owners of record prior to the transaction, no single shareholder owns more than 20% of the combined voting power and a majority of the board remains unchanged). In all cases, an event will not qualify as a change in control unless it qualifies as “a change in the ownership or effective control” of the Company or “a change in the ownership of a substantial portion of the assets of the Company,” each as determined under the stringent requirements of Section 409A of the Tax Code. Under this standard, for example, transactions must be consummated, not just approved by shareholders.
“Cause” is defined under the Executive Severance Agreements to generally mean the willful and continued failure to substantially perform duties or willfully engaging in gross misconduct that is injurious to the Company.
“Good Reason” is defined under the Executive Severance Agreements to generally mean: (1) any materially adverse change in position, duties, responsibilities or title, or any removal, involuntary termination or failure to re-elect an officer; (2) a reduction in annual base salary; (3) any relocation or requirement to substantially increase business travel; (4) the failure to continue providing any executive incentive plans or bonus plans; (5) the failure to continue any employee benefit plan or compensation plan unless a comparable plan is available; (6) the failure to pay any salary, bonus, deferred compensation or other compensation; (7) the failure to obtain an assumption agreement from any successor; (8) any purported termination of the employment which is not effected in a manner prescribed by the Executive Severance Agreement; or (9) any other material breach by Wolverine Worldwide or any successor company of its obligations under the Executive Severance Agreement.
Benefits Upon a Change in Control Only. For 2017 and future years, the Company adopted double-trigger vesting, meaning that equity vesting only accelerates upon a qualifying termination of employment after a change in control. For grants prior to 2017, upon a change in control of Wolverine Worldwide, absent a determination by the Compensation Committee to the contrary, outstanding stock options become immediately exercisable in full and will remain exercisable during their remaining term, regardless of whether the NEO remains an employee of Wolverine Worldwide, or any successor company. The Committee may determine that one or all of the NEOs shall receive cash in an amount equal to the positive spread amount associated with these options. In addition, upon a change in control of Wolverine Worldwide, all other outstanding equity incentive awards of the NEOs that were granted prior to 2017, including shares of restricted stock, become immediately and fully vested and non-forfeitable. To the extent that the Company has made discretionary contributions under the Deferred Compensation Plan that are subject to a vesting schedule, any unvested portion of these contributions will vest on a change in control. Change in control for this purpose generally means certain changes in the composition of the Board of Directors, certain acquisitions of 20% of Wolverine Worldwide's common stock (50% in the case of the Deferred Compensation Plan) and other specified reorganizations, mergers, consolidations, liquidations, dissolutions or dispositions of substantial assets.
2022 PROXY STATEMENT	69

Excise Tax Gross Up. The Compensation Committee previously determined that Wolverine Worldwide would not provide excise tax gross up payments in employment agreements entered into after 2008. Messrs. Krueger and Zwiers are the only NEOs who have excise tax gross up protection in their agreements.
BENEFITS TRIGGERED BY RETIREMENT, DEATH OR PERMANENT DISABILITY
Pension Plan. In the event of death before retirement, the Pension Plan provides the surviving spouse of a vested participant a death benefit equal to the qualified pre-retirement survivor annuity as defined in the Internal Revenue Code (generally 50% of the participant's accrued normal retirement benefit). This benefit is paid annually to the surviving spouse beginning when the participant would have turned 60 and continues for the life of the surviving spouse. For participants with at least three years of service as of December 31, 2003, and who have at least 10 years of service and are employed by the Company at the time of death, the amount of the survivor benefit under the Pension Plan is calculated as though the participant had continued as an employee of the Company until age 65 at the compensation level as of the date of death and the benefit begins upon the date of death, unreduced for early commencement. The survivor benefit for participants who meet all the criteria set forth in the preceding sentence, but who die when they are not employed by the Company, are entitled to a joint and survivor benefit commencing upon the date of death, unreduced for early commencement.
SERP. If a SERP participant dies before beginning to receive benefits under the SERP, the Company must, based on the participant's election, pay the beneficiary either a monthly annuity or a lump sum death benefit equal to the present value of the benefit computed as if the participant had retired on the date of death, had begun receiving benefits at age 55, and had continued to receive benefits for the remainder of the participant's life expectancy. If the participant dies after beginning to receive benefit payments, benefits cease unless the participant was receiving benefits in the form of one of the joint and survivor annuity optional elections under the plan or had elected benefits in a form that provides for a continuation of benefits.
If a participant becomes disabled (as defined in the SERP), the SERP provides a disability benefit equal to 60% of the normal retirement accrued benefit based upon years of service up to the date that the participant became disabled through the date the participant reaches age 65 (at which point, the participant would begin drawing full SERP benefits) or is no longer disabled.
Annual Bonus Plan. Upon termination of employment at least six months after the beginning of a fiscal year due to death, disability, or early or normal retirement, an NEO is entitled to receive a pro rata portion of any annual bonus award earned under the Annual Bonus Plan based on the NEO's service during such fiscal year and actual performance under the Annual Bonus Plan. The annual bonus is payable at the same time and in the same manner as awards are paid to other NEOs for the fiscal year.
Stock Incentive Plans. Upon death, disability, or voluntary termination of employment after attaining age 59 with ten years of service with the Company, subject to certain conditions, the restrictions applicable to each NEO's shares of restricted stock terminate. Upon death, disability or voluntary termination of employment after attaining age 59 with ten years of service with the Company, subject to certain conditions, the restrictions on time-vested shares lapse or units vest.
Deferred Compensation Plan. Upon death, disability, or other qualifying separation from service, including retirement, all in accordance with Section 409A of the Internal Revenue Code, all amounts deferred by the NEOs under the Deferred Compensation Plan, including any vested amounts credited to the NEOs pursuant to a discretionary Company contribution, shall generally be paid, or commence payment, within 60 days of the termination in accordance with the schedule elected by the NEO at the time of deferral.
DESCRIPTION OF RESTRICTIVE COVENANTS THAT APPLY DURING AND AFTER TERMINATION OF EMPLOYMENT
The SERP contains non-competition, confidentiality, and employee non-solicitation provisions in favor of Wolverine Worldwide. Under the non-competition provisions of the SERP, the participant will not be entitled to any benefit payment if, prior to the date on which such benefit payment is due, the participant enters into certain relationships with a competing business.
2022 PROXY STATEMENT	70

ESTIMATED PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
The following table summarizes the potential payments and benefits payable to each NEO upon a change in control or termination of employment following each of the triggering events set forth in the table. As required, the amounts in the table assume that the termination of employment or change in control of Wolverine Worldwide took place on the Company's last day of fiscal year 2021, which was January 1, 2022. The amounts set out below are in addition to benefits that are generally available to the Company's employees such as distributions under the Company's 401(k) savings plan, disability or life insurance benefits and accrued vacation. Due to the many factors that affect the nature and amount of any benefits provided upon the termination events discussed below, any actual amounts paid or distributed to NEOs may be different. Factors that may affect these amounts include timing during the year of the occurrence of the event, Wolverine Worldwide's stock price and the NEO's age and years of service.
The value of the accelerated vesting of unvested equity-based compensation awards was computed using the closing market price $28.81 of Wolverine Worldwide's common stock on December 31, 2021, the last business day in fiscal year 2021. The value for unvested restricted stock is computed by multiplying $28.81 by the number of shares of the NEO's restricted stock that would vest as a result of an event.
Each of the hypothetical events described in the following table (the highlighted blue headings in the left-hand column) is calculated and reported as a discrete event. For example, the amounts disclosed under the “Change in Control Only” heading are not cumulative with the amounts disclosed under the “Change in Control/Termination” heading.
Termination Event and Payment / Benefits	Krueger	Hoffman	Soriano	Stornant	Zwiers

Termination by Company for Cause or Voluntary Termination (other than for Good Reason or due to Retirement)	-	-	-	-	-

Termination by Company Other Than for Cause or by Executive for Good Reason or In Lieu of Notice	$9,712,547[1]	$1,745,049	$376,755.75[13]	-	-

Change in Control / Termination
Executive Severance Agreement[2]	$12,564,399	$6,758,247	$2,193,124	$5,982,217	$10,374,952
Benefits under Executive Severance Agreement[3]	$1,240	$47,752	$31,705	$47,276	$40,245
Stock Incentive Plans[4]	$4,977,072	$2,655,274	$396,829	$1,007,716	$896,855
Lump sum payment under the SERP[5]	-	-	-	$7,717,862	$9,082,621

Death
SERP[6]	-	-	-	$5,212,177	$5,883,757
Pension Plan[7]	-	-	-	$1,229,912	$1,235,154
Stock Incentive Plans[4]	$4,977,072	$2,655,274	$396,829	$1,007,716	$896,855
Earned Incentive Compensation[8]	$7,070,015	$3,190,827	$659,440	$1,597,797	$1,382,010

Disability
SERP[9]	-	-	-	$5,128,887	$6,227,139
Stock Incentive Plans[4]	$4,977,072	$2,655,274	$396,829	$1,007,716	$896,855
Earned Incentive Compensation[8]	$7,070,015	$3,190,827	$659,440	$1,597,797	$1,382,010

Retirement
SERP[10]	-	-	-	$4,667,523	$5,206,892
Pension Plan[10]	-	-	-	$1,713,351	$1,539,049
Stock Incentive Plans[4,11]	$4,977,072	-	-	-	-
Earned Incentive Compensation[8,11]	$7,070,015	-	-	-	-

Change in Control Only
Stock Incentive Plans[12]	-	-	-	-	-
1.
The estimate for Mr. Krueger assumes target performance for the 2021-2022 and 2021-2023 performance periods and actual performance for the 2021 period. Actual payout or vesting, if any, would be determined and made at the end of those periods.

2022 PROXY STATEMENT	71

2.
Payments would be triggered after termination of employment under certain circumstances within two years (Messrs. Hoffman, Stornant and Zwiers and Ms. Soriano) or three years (Mr. Krueger) following a change in control. Includes amounts payable in cash under the terms of the Executive Severance Agreement, excluding the value of the cash payout to each NEO of the option spread for already vested options. The timing of the payment would be delayed to the extent earlier payment would trigger Section 409A of the tax code. The value of service-based restricted shares or units that vest upon a change in control under the terms of the Company's stock incentive plans are included in the Stock Incentive Plans row.

3.
These estimates assume that Wolverine Worldwide, or any successor company, maintains the benefit plans for a period of one year after termination and the outplacement services for a period beginning with the date of termination and ending on the last day of the second calendar year following the calendar year in which the date of termination occurred.

4.	Reflects the value of unvested shares of restricted stock or stock units that would vest because of the event.
5.
Reflects the entire lump sum benefit payable to applicable NEOs, including any accumulated benefit. The timing of the payment would be delayed to the extent earlier payment would trigger Section 409A of the Tax Code.

6.	Reflects the entire lump sum death benefit payable to a participating NEO's beneficiary, including any accumulated benefit.
7.
Amounts reflect the net present value of the annuity paid to the surviving spouse calculated using the same discount rate and mortality assumptions used in the Pension Benefits table under the heading “Pension Benefits in Fiscal Year 2021” under the heading “Pension Plans and 2021 Pension Benefits.” In accordance with the terms of the Pension Plan, the death benefit for Messrs. Stornant and Zwiers was calculated as though the NEO had continued as an employee of Wolverine Worldwide until age 65 at the compensation level as of the date of death.

8.
Under the Annual Bonus Plan and the terms of performance share awards, each NEO may be eligible to receive a pro rata portion of any award if employment is terminated as a result of any of the specified events in the table. The amount reported represents (a) actual payout under the Annual Bonus Plan for fiscal year 2021, (b) actual payout under the 2021 performance cycle and (c) target performance for the 2021-2022 and 2021-2023 performance cycles. Performance units would vest on a prorated basis based on actual Company performance.

9.
Reflects the net present value of the annuity using the same discount rate and mortality assumptions used in the Pension Benefits table and assuming the NEO drew the disability benefit until age 65 followed by the normal retirement benefit.

10.
Reflects the net present value of benefits according to actual elections in place and assuming SERP benefits begin at age 55 (or immediately if older than 55) and pension benefits as of age 60 with 10 years of service.

11.	Mr. Krueger is the only NEO eligible for retirement (as defined in the applicable plan) at fiscal 2021 year-end.
12.	Reflects the value of unvested shares of restricted stock/stock units (including performance share or unit awards) that would vest because of the event.
13.
Represents 9 months of base salary and is the maximum amount payable if the company chooses to terminate her employment without notice. If Ms. Soriano voluntarily terminates, the maximum payout in lieu of notice is six months of base salary ($251,170).

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Blake Krueger, the Company's Chief Executive Officer during fiscal year 2021.
For 2021, our last completed fiscal year, the annual total compensation of the employee of the Company identified at median was $69,949 and the annual total compensation of the CEO, as reported in the Summary Compensation Table above, was $14,405,857.
Based on this information, the 2021 ratio of the annual total compensation of Mr. Krueger to the median of the annual total compensation of all employees was estimated to be 206 to 1.
The methodology and the material assumptions, adjustments and estimates that we used to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our “median employee” and our CEO, are described below.
•
We determined that, as of December 31, 2020, our employee population consisted of approximately 3,273 (2,544 in the U.S. and 729 outside the U.S.) individuals globally. After excluding employees from India (12 employees), Dominican Republic (2 employees), Mexico (1 employees), Netherlands (57 employees), Thailand (2 employees) and Vietnam (47 employees) pursuant to the “de minimis” exception provided for in the rules, we used a base of 3,152 employees for purposes of determining the “median employee.” We selected December 31, 2020, as the date upon which we would identify the median employee in order to align with year-end.

•
To identify the median employee from our employee population, we started with the median employee that was used in 2020. There has not been a change in employee population or Company compensation arrangements that the Company believers would significantly impact the pay ratio. Since the median employee selected in 2020 no longer works for the Company, we selected another employee whose compensation is substantially similar to the original median employee's compensation based on the compensation measure used to select the original median employee in 2020. To determine the median employee in 2020 we used annual base salary as well as bonus and other cash incentives paid for the 12-month period ending December 31, 2020 as our consistently applied compensation measure. In making this determination, we annualized the compensation of all newly hired regular employees during this period.

•	Once we identified our median employee, we combined the elements of such employee's compensation for fiscal 2021 in accordance with the SEC's rules, resulting in annual total compensation of $69,949.
•	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table included in this Proxy Statement.
2022 PROXY STATEMENT	72

Proposal 2 — Advisory Resolution to
Approve Executive Compensation
The Company is asking its shareholders to indicate their support for Wolverine Worldwide's NEO compensation, as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company's shareholders the opportunity to express their view on compensation for the Company's NEOs. The say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation Committee or the Board. Even though non-binding, the Board and Compensation Committee value the opinions of Wolverine Worldwide's shareholders and will review and consider the voting results when making future decisions regarding the Company's executive compensation program.
At the 2017 annual meeting of shareholders, the Company also held an advisory vote on the frequency of future say-on-pay votes. Our shareholders voted in favor of an annual say-on-pay vote and the Company has elected to follow such recommendation. As such, unless the Company modifies its policies on the frequency of say-on-pay votes, it is expected that the next say-on-pay vote will occur at the 2023 annual meeting of shareholders. Further, in accordance with Rule 14a-21(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholders will be asked to vote again on how frequently the Company should hold future say-on-pay votes at the Company's 2023 annual meeting of shareholders.
The Company encourages shareholders to read the “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement beginning on page 38. As described in the CD&A section, the Compensation Committee has structured the executive compensation program to achieve the following key objectives:
•	Align the interests of NEOs with those of the shareholders through incentives based on achieving performance objectives that enable increased shareholder value
•	Provide incentives for achieving specific, near term corporate, business unit and individual goals and reward the achievement of those goals
•	Provide incentives for achieving pre-established, longer-term corporate financial goals and reward achievement of those goals
•	Attract and retain talented NEOs who will lead Wolverine Worldwide and drive superior business and financial performance
The executive compensation program is designed to achieve these objectives, in part, by:
•	Weighting at-risk and variable compensation (annual bonuses and long-term incentives) much more heavily than fixed compensation (base salaries)
•	Rewarding annual performance while maintaining emphasis on longer-term objectives
•	Blending cash, non-cash, long- and short-term compensation components and current and future compensation components
The Company encourages shareholders to read the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 56-72, which provide detailed information on the compensation of the Company's NEOs.
The Compensation Committee and the Board of Directors believe the Company's compensation program and its policies and procedures articulated in the CD&A section are effective in aligning the interests of the Company's NEOs with the interests of shareholders, promoting the achievement of the Company's near and long-term objectives and increasing shareholder value.
In accordance with the rules under Section 14A of the Exchange Act, and as a matter of good corporate governance, the Company asks shareholders to approve the following advisory resolution at the 2022 Annual Meeting of Shareholders:
RESOLVED, that the shareholders of Wolverine World Wide, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company's named executive officers disclosed in the Compensation Discussion and Analysis section, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company's 2022 Annual Meeting of Shareholders.
BOARD RECOMMENDATION
The Board recommends that you vote “FOR” approval of the advisory resolution to approve executive compensation.
2022 PROXY STATEMENT	73

Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm
Ernst & Young LLP (“Ernst & Young”) was the Company's independent registered public accounting firm for the fiscal year ended January 1, 2022. The Audit Committee has reappointed Ernst & Young as the Company's independent registered public accounting firm for the current fiscal year. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of Ernst & Young to the Company's shareholders for ratification. If this appointment is not ratified by the holders of a majority of shares cast affirmatively or negatively on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm any time during the year if it determines that such a change would be in the best interests of the Company and the Company's shareholders.
The Audit Committee reviewed Ernst & Young's performance prior to appointing it as the Company's independent registered public accounting firm, and considered:
•
The historical and recent performance of Ernst & Young on the Company's audit, including the quality of the engagement team and Ernst & Young's experience, client service, responsiveness and technical expertise

•	The Public Company Accounting Oversight Board (“PCAOB”) report of selected Ernst & Young audits
•	The appropriateness of fees charged
•	Ernst & Young's familiarity with the Company's accounting policies and practices and internal control over financial reporting
•	Ernst & Young's financial strength and performance
Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.
BOARD RECOMMENDATION
The Board recommends that you vote “FOR” ratification of the Audit Committee's selection of the firm of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2022.
2022 PROXY STATEMENT	74

Audit Committee Report
The Audit Committee of the Board of Directors consists of three directors who are independent under the Company's Director Independence Standards, the NYSE listed company standards and applicable SEC standards. The Audit Committee represents and assists the Board in fulfilling its oversight responsibility regarding the Company's financial statements and the financial reporting process, the internal control over financial reporting, the performance of the internal audit function and the independent registered public accounting firm, the qualifications and independence of the independent registered public accounting firm, the annual independent audit of Wolverine Worldwide's financial statements and internal control over financial reporting and compliance with legal and regulatory requirements. The Audit Committee is directly responsible for appointing, retaining, compensating, overseeing, evaluating and terminating (if appropriate) Wolverine Worldwide's independent registered public accounting firm. Wolverine Worldwide's management has primary responsibility for the financial statements and the financial reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements and the systems of internal controls and other procedures designed to promote compliance with accounting standards and applicable laws and regulations. Wolverine Worldwide's independent registered public accounting firm is responsible for expressing an opinion on the conformity of Wolverine Worldwide's financial statements with generally accepted accounting principles and for auditing the effectiveness of Wolverine Worldwide's internal control over financial reporting.
The Audit Committee has taken steps to provide assurances regarding Audit Committee composition and procedures, the independence of Wolverine Worldwide's independent registered public accounting firm and the integrity of Wolverine Worldwide's financial statements and disclosures. These steps include: (i) reviewing the Audit Committee Charter; (ii) reviewing with legal counsel and the independent registered public accounting firm the Accounting and Finance Code of Ethics; (iii) maintaining financial, accounting and business ethics complaint procedures to allow employees, shareholders and the public to report concerns regarding Wolverine Worldwide's financial statements, internal controls and disclosures; and (iv) reviewing procedures for the Audit Committee to pre-approve all audit and non-audit services provided by Wolverine Worldwide's independent registered public accounting firm.
As part of its supervisory duties, the Audit Committee has reviewed Wolverine Worldwide's audited financial statements for the fiscal year ended January 1, 2022, and has discussed those financial statements with Wolverine Worldwide's management and internal financial staff, and the internal auditors and independent registered public accounting firm with and without management present. The Audit Committee has also reviewed and discussed the following with Wolverine Worldwide's management and the financial staff, and with the internal auditors and independent registered public accounting firm with and without management present:
•	Accounting and financial principles and significant assumptions, estimates and matters of judgment used in preparing the financial statements
•	Allowances and reserves for accounts receivable, inventories and taxes
•	Accounting for acquisitions, pension plans and equity-based compensation plans
•	Goodwill and intangible asset impairment analysis
•	Other significant financial reporting issues and practices
The Audit Committee has discussed with Wolverine Worldwide's independent registered public accounting firm the results of its examinations and its judgments concerning the quality, as well as the acceptability, of Wolverine Worldwide's accounting principles and such other matters that it is required to discuss with the independent registered public accounting firm under applicable rules, regulations or generally accepted auditing standards, including the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and has discussed their independence from Wolverine Worldwide and Wolverine Worldwide's management with them, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the scope of all fees paid to the independent registered public accounting firm during the year. After, and in reliance upon the reviews and discussions described above, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended January 1, 2022, be included in Wolverine Worldwide's Annual Report on Form 10-K for the year then ended to be filed with the SEC.
Respectfully submitted,
Jeffrey M. Boromisa (Chair)
William K. Gerber
Brenda J. Lauderback
2022 PROXY STATEMENT	75

Independent Registered Public
Accounting Firm
The Company's Audit Committee has adopted a policy under which the Audit Committee must approve all audit and non-audit services provided by the Company's independent registered public accounting firm, Ernst & Young LLP, and which prohibits Ernst & Young LLP from providing any non-audit services that are prohibited by the SEC or the PCAOB. The Company's Audit Committee provides categorical pre-approval for routine and recurring services, with specific service descriptions and budgets that include sufficient information to confirm the determination that the provision of such service will not impair the independent registered public accounting firm’s independence. All services not within the specifically pre-approved service descriptions and budgets require engagement specific pre-approval. With certain exceptions (such as pre-approval of audit services), the Audit Committee may delegate engagement specific pre-approval to one or more Audit Committee members, and has so delegated in certain instances to the Audit Committee Chairperson. Management must communicate to the Audit Committee at its next regularly scheduled meeting any services approved by an Audit Committee member. Wolverine Worldwide's Audit Committee pre-approved all fees paid to Ernst & Young LLP for services performed in 2021 and 2020. The aggregate fees billed by Ernst & Young LLP for audit and non-audit services were:
	2021	2020
Audit Fees[1]	$2,758,000	$1,978,000
Audit-Related Fees[2]	$270,000	—
Total Audit & Audit-Related Fees	$3,028,000	$1,978,000
Tax Fees[3]
Tax Compliance	$978,400	$951,200
Tax Planning & Advisory	$214,000	$60,000
Tax Planning & Advisory Other	—	—
Total Tax Fees	$1,192,400	$1,011,200
All Other Fees	—	—
TOTAL FEES	$4,220,400	$2,989,200
1.
“Audit Fees” are comprised of fees for the annual audit, including the audit of internal control over financial reporting, interim reviews of the financial statements included in Wolverine Worldwide's Quarterly Reports on Form 10-Q, foreign statutory audits, consultations concerning accounting matters associated with the annual audit, and audit services performed in connection with registration statements and issuance of comfort letters and consents.

2.	“Audit-Related Fees” consist of due diligence in connection with acquisitions.
3.	“Tax Fees” are comprised of fees for the preparation of domestic and foreign tax returns, tax compliance services, and routine tax advisory and tax planning services.
Wolverine Worldwide's Audit Committee has adopted a policy restricting the Company's hiring of current or former partners or employees of the independent registered public accounting firm retained by the Company.
2022 PROXY STATEMENT	76

Related Party Matters
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Since January 3, 2021, the Company has not engaged in any “related person” transactions with its directors, executive officers or holders of 5% or more of Company voting securities, affiliates or any member of the immediate family of the foregoing persons.
RELATED PERSON TRANSACTIONS POLICY
Wolverine Worldwide's Board adopted written policies and procedures regarding related person transactions. They require the Governance Committee to review and either approve or disapprove the Company entering into any Interested Transactions (defined below). If advance approval is not feasible, then the Governance Committee must review and ratify the Interested Transaction at its next meeting.
Interested Transaction	Any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:
	(1)	The aggregate amount involved is or is expected to exceed $120,000 since the beginning of Wolverine Worldwide's last completed fiscal year;
	(2)	Wolverine Worldwide is a participant; and
	(3)	Any Related Person (defined below) has or will have a direct or indirect interest.

An Interested Transaction does not include:

	(1)	Any employment compensation paid to an executive officer of the Company if the Compensation Committee approved or recommended to the Board of Directors for approval of such compensation;
	(2)	Any compensation paid to a director for service as a director of the Company;
(3)
Any transaction in which a Related Person has an indirect interest solely as a result of being (i) a director or, together with all other Related Persons, as defined below, a less than 10% beneficial owner of an equity interest in another entity, or both, or (ii) a limited partner in a partnership in which the Related Person, together with all other Related Persons, has an interest of less than 10%;

(4)
Any transaction in which the Related Person's interest arises solely from the ownership of the Company's common stock and all holders of the Company's common stock received the same benefit on a pro rata basis (e.g., a dividend); or

(5)
Any transaction with another publicly traded company where the Related Person's interest arises solely from the ownership of more than 5% of the Company's common stock and the ownership of a non-controlling interest in the other publicly traded company.

Related Person	Any:

(a)
Person who is or was at any point during the last fiscal year for which Wolverine Worldwide filed an Annual Report on Form 10-K and Proxy Statement, an executive officer, director or, to the extent information regarding such nominee is being presented in a proxy or information statement relating to the election of that nominee as a director, nominee for election as a director;

	(b)	Beneficial owner of greater than five percent of Wolverine Worldwide's common stock; or
	(c)	Immediate family member* of any of the foregoing.
*
Immediate family member is defined as a person's spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law, and anyone residing in such person's home (other than a tenant or employee).

The Governance Committee considers whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the Related Person's interest in the transaction, and other factors that it deems relevant. No director participates in any discussion or approval of an Interested Transaction for which he or she is a Related Person, except to provide information to the Governance Committee.
2022 PROXY STATEMENT	77

Additional Information
SHAREHOLDERS LIST
For information about how to view the list of shareholders entitled to vote at the Annual Meeting during the ten days preceding the Annual Meeting, please visit our 2022 Annual Meeting website at www.wolverineworldwide.com/2022annualmeeting. To view the list of shareholders entitled to vote at the Annual Meeting during the meeting, please follow the instructions set forth in the Notice of annual meeting to participate in the annual meeting.
DIRECTOR AND OFFICER INDEMNIFICATION
The Company indemnifies its directors and NEOs to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who beneficially own more than 10% of the outstanding shares of the Company's common stock, to file reports of ownership and changes in ownership of shares of common stock with the SEC. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish Wolverine Worldwide with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons, the Company believes that during fiscal year 2021, its officers and directors filed the required reports under Section 16(a) on a timely basis, except for the Form 3 for Ms. Soriano, due to an administrative error.
SHAREHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR'S PROXY STATEMENT
Pursuant to SEC Rule 14a-8, some shareholder proposals may be eligible for inclusion in Wolverine Worldwide's 2023 Proxy Statement and proxy card. Any such shareholder proposals must be submitted in writing to the Secretary of Wolverine Worldwide no later than the close of business on November 23, 2022. You should address all shareholder proposals to the attention of Secretary, Wolverine World Wide, Inc., 9341 Courtland Drive, NE, Rockford, Michigan 49351.
OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION AT NEXT YEAR'S ANNUAL MEETING
The Company's By-Laws require that any shareholder proposal that is not submitted for inclusion in next year's Proxy Statement under SEC Rule 14a-8 but is instead sought to be presented directly at the 2023 Annual Meeting of Shareholders, must be received at the Company's principal executive offices by the close of business not less than 90 days nor more than 120 days prior to the first anniversary of the 2022 Annual Meeting. As a result, proposals, including director nominations submitted pursuant to these provisions of the By-Laws must be received between January 4, 2023 and the close of business on February 3, 2023. You should address a proposal to Secretary, Wolverine World Wide, Inc., 9341 Courtland Drive NE, Rockford, Michigan 49351, and include the information and comply with the requirements set forth in those By-Laws, which the Company has posted on its website. SEC rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with this deadline, and in certain other cases notwithstanding the shareholder's compliance with this deadline. In addition to satisfying the deadlines in the advance notice provisions of our By-Laws, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions of the By-Laws must provide the notice required under Rule 14a-19 to the Secretary of the Company no later than March 5, 2023.
VOTING SECURITIES
Shareholders of record at the close of business on March 7, 2022, are eligible to vote at the Annual Meeting. The Company's voting securities consist of its $1.00 par value common stock, and there were 81,388,518 shares outstanding and entitled to vote on the record date. Each share outstanding on the record date will be entitled to one vote on each director nominee and one vote on each other matter. Treasury shares are not
2022 PROXY STATEMENT	78

voted. Individual votes of shareholders are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual shareholder voting records is limited to the independent inspectors of election and certain employees of the Company and its agents who acknowledge their responsibility to comply with this policy of confidentiality.
CONDUCT OF BUSINESS
A majority of the outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the meeting if you are present at the Annual Meeting and vote, a proxy card has been properly submitted by you or on your behalf, or you have submitted your proxy by telephone or by internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope. Both abstentions and broker non-votes (explained below in “Vote Required for Election and Approval”) are counted as present for the purpose of determining the presence of a quorum.
VOTE REQUIRED FOR ELECTION AND APPROVAL
For Proposal 1, Election of Directors for Terms Expiring in 2025, directors are elected by a majority of votes cast unless the election is contested, in which case directors are elected by a plurality of votes cast. A majority of votes cast means that the number of shares voted “for” a Director nominee exceeds the number of votes cast “against” the Director nominee. If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, under the Company's Corporate Governance Guidelines, the director is required to submit a letter of resignation to the Board for consideration by the Governance Committee. The Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Governance Committee and the Board, in making their decisions, may implement any procedures they deem appropriate and may consider any factor or other information that they deem relevant. The Board will then act on the tendered resignation, taking into account the Governance Committee's recommendation, and will publicly disclose its decision regarding the resignation within 90 days after the results of the election are certified. A director whose resignation is under consideration shall abstain from participating in any recommendation or decision regarding that resignation. If the resignation is not accepted, the director will continue to serve until the next annual meeting of shareholders at which such director faces re-election and until such director's successor is elected and qualified.
Proposal 2, Advisory Vote to Approve Executive Compensation, is a non-binding, advisory vote. Therefore, there is no required vote that would constitute approval. The Company values the opinions expressed by its shareholders in this advisory vote, and the Board and Compensation Committee will consider the outcome of these votes when designing compensation programs and making future compensation decisions for the Company's named executive officers.
Proposal 3, Ratification of Appointment of Independent Registered Public Accounting Firm, requires the affirmative vote of a majority of shares cast affirmatively or negatively on the matter for approval.
Abstentions and broker non-votes are not considered “votes cast.” Abstentions and broker non-votes, if any, will have no effect on the outcome of the election of directors and will have no effect on the outcome of any other matters proposed for a vote at the Annual Meeting.
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner, and (2) the broker lacks discretionary voting power to vote those shares. Brokers do not have discretionary authority with respect to any of the proposals except for Proposal 3.
VOTING RESULTS OF THE ANNUAL MEETING
The Company will announce preliminary voting results at the Annual Meeting and publish final results in a Form 8-K within four business days following the Annual Meeting. If final results are not known within four business days of the Annual Meeting, then the Company will file a Current Report on Form 8-K with the preliminary results and file an amended Current Report on Form 8-K within four business days of the availability of the final results.
2022 PROXY STATEMENT	79

ATTENDING THE ANNUAL MEETING
You may vote shares held directly in your name as the shareholder of record at the Annual Meeting. If you choose to vote at the meeting, please access instructions as set forth in the Notice of annual meeting. Even if you plan to attend the Annual Meeting, Wolverine Worldwide recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. You may vote shares held in “street name” through a brokerage account or by a bank or other nominee if you obtain a proxy from the record holder giving you the right to vote the shares. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.
MANNER FOR VOTING PROXIES
The shares represented by all valid proxies received by telephone, by internet or by mail will be voted in the manner specified. Where the shareholder has not indicated a specific choice, the shares represented by all valid proxies received will be voted in accordance with the Board's recommendations as follows: (1) for each of the nominees for directors named earlier in this Proxy Statement, (2) for approval of the advisory resolution to approve executive compensation, and (3) for ratification of the appointment of the independent registered public accounting firm. The Board has not received timely notice of any other matter that may come before the Annual Meeting. However, should any matter not described above be properly presented at the Annual Meeting, the persons named in the proxy form will vote in accordance with their judgment, as permitted.
REVOCATION OF PROXIES
A shareholder who gives a proxy may revoke it at any time before it is exercised by voting at the Annual Meeting in the manner described in the Notice of 2022 Annual Meeting of Shareholders, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation.
SOLICITATION OF PROXIES
The Company will pay the expenses of solicitation of proxies for the Annual Meeting. Solicitations may be made in person or by telephone, by officers and employees of the Company, or by nominees or other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by the nominees or other fiduciaries. These individuals will not be paid any additional compensation for any such solicitation. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of the Company's common stock.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
If you are the beneficial owner, but not the record holder, of shares of Wolverine Worldwide stock, your broker, bank or other nominee may only deliver one copy of this Proxy Statement and the Company's 2021 Annual Report to multiple shareholders who share an address, unless that nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and its 2021 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and annual report, now or in the future, or shareholders who share an address and receive multiple copies of the Proxy Statement and annual report but would like to receive a single copy, should submit this request to Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future should make a request directly to their broker, bank or other nominee.
ACCESS TO PROXY STATEMENT AND ANNUAL REPORT
Distribution of this Proxy Statement and enclosed proxy card to shareholders is scheduled to begin on or about March 23, 2022. Wolverine Worldwide's financial statements for the fiscal year ended January 1, 2022, are included in the Company's 2021 Annual Report, which the Company is providing to shareholders at the same time as this Proxy Statement. Wolverine Worldwide's Proxy Statement for the 2022 Annual Meeting and the Annual Report to Shareholders for the fiscal year ended January 1, 2022 are available at www.wolverineworldwide.com/2022annualmeeting. If you have not received or do not have access to the 2021 Annual Report, write to: Wolverine World Wide, Inc., 9341 Courtland Drive NE, Rockford, Michigan 49351, Attn: Investor Relations or call (616) 866-5500 and ask for Investor Relations, and the Company will send a copy to you without charge.
2022 PROXY STATEMENT	80

APPENDIX A
APPENDIX A – Forward-Looking
Statements and Non-GAAP Reconciliation Tables
2022 PROXY STATEMENT	A-1

APPENDIX A
FORWARD-LOOKING STATEMENTS
This document contains “forward-looking statements,” which are statements relating to future, not past, events. In this context, forward-looking statements often address management’s current beliefs, assumptions, expectations, estimates and projections about future business and financial performance, national, regional or global political, economic and market conditions, and the Company itself. Such statements often contain words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “should,” “will,” variations of such words, and similar expressions. Forward-looking statements, by their nature, address matters that are, to varying degrees, uncertain. Uncertainties that could cause the Company’s performance to differ materially from what is expressed in forward-looking statements include, but are not limited to, the following:
•	the potential effects of the COVID-19 pandemic on the Company’s business, operations, financial results and liquidity;
•
changes in general economic conditions, employment rates, business conditions, interest rates, tax policies and other factors affecting consumer spending in the markets and regions in which the Company’s products are sold;

•	the inability for any reason to effectively compete in global footwear, apparel and consumer-direct markets;
•	the inability to maintain positive brand images and anticipate, understand and respond to changing footwear and apparel trends and consumer preferences;
•	the inability to effectively manage inventory levels;
•	increases or changes in duties, tariffs, quotas or applicable assessments in countries of import and export;
•	foreign currency exchange rate fluctuations;
•	currency restrictions;
•
supply chain and capacity constraints, production disruptions, including reduction in operating hours, labor shortages, and facility closures resulting in production delays at the Company’s manufacturers due to disruption from the effects of the COVID-19 pandemic, quality issues, price increases or other risks associated with foreign sourcing;

•	the cost, inflationary pressures and availability of raw materials, inventories, services and labor for contract manufacturers;
•	labor disruptions;
•	changes in relationships with, including the loss of, significant wholesale customers;
•	risks related to the significant investment in, and performance of, the Company’s consumer-direct operations;
•	risks related to expansion into new markets and complementary product categories as well as consumer-direct operations;
•	the impact of seasonality and unpredictable weather conditions;
•	the impact of changes in general economic conditions and/or the credit markets on the Company’s manufacturers, distributors, suppliers, joint venture partners and wholesale customers;
•	changes in the Company’s effective tax rates;
•	failure of licensees or distributors to meet planned annual sales goals or to make timely payments to the Company;
•	the risks of doing business in developing countries and politically or economically volatile areas;
•	the ability to secure and protect owned intellectual property or use licensed intellectual property;
2022 PROXY STATEMENT	A-2

APPENDIX A
•
the impact of regulation, regulatory and legal proceedings and legal compliance risks, including compliance with federal, state and local laws and regulations relating to the protection of the environment, environmental remediation and other related costs, and litigation or other legal proceedings relating to the protection of the environment or environmental effects on human health;

•
risks of breach of the Company’s databases or other systems, or those of its vendors, which contain certain personal information, payment card data or proprietary information, due to cyberattack or other similar events;

•	problems affecting the Company's supply chain and distribution system, including service interruptions at shipping and receiving ports;
•
strategic actions, including new initiatives and ventures, acquisitions and dispositions, and the Company’s success in integrating acquired businesses, including Sweaty Betty®, and implementing new initiatives and ventures;

•	the risk of impairment to goodwill and other intangibles;
•	the success of the Company’s restructuring and realignment initiatives undertaken from time to time; and
•	changes in future pension funding requirements and pension expenses.
These or other uncertainties could cause a material difference between an actual outcome and a forward-looking statement. The uncertainties included here are not exhaustive and are described in more detail in Part I, Item 1A: “Risk Factors” of our Annual Report on Form 10-K. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company does not undertake an obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
2022 PROXY STATEMENT	A-3

APPENDIX A
NON-GAAP RECONCILIATION TABLES
The following tables contain information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results:
RECONCILIATION OF REPORTED REVENUE
TO ADJUSTED ORGANIC REVENUE*
(Unaudited)
(In millions)
	GAAP Basis	Sweaty Betty(1)	Organic Basis
Revenue - Fiscal 2021	$2,414.9	$(117.4)	$2,297.5
(1)	2021 adjustment reflects the Sweaty Betty® results included in the consolidated condensed statement of operations.
RECONCILIATION OF REPORTED eCOMMERCE REVENUE GROWTH
TO ADJUSTED ORGANIC eCOMMERCE REVENUE GROWTH*
(Unaudited)
	GAAP Basis	Sweaty Betty(1)	Organic Basis
eCommerce Revenue Growth - Fiscal 2021	39.7%	21.4%	18.3%
(1)	2021 adjustment reflects the Sweaty Betty® results included in the consolidated condensed statement of operations.
RECONCILIATION OF REPORTED DIRECT TO CONSUMER REVENUE GROWTH
TO ADJUSTED ORGANIC DIRECT TO CONSUMER REVENUE GROWTH*
(Unaudited)
	GAAP Basis	Sweaty Betty(1)	Organic Basis
Direct to Consumer Revenue Growth - Fiscal 2021	47.0%	24.0%	23.0%
(1)	2021 adjustment reflects the Sweaty Betty® results included in the consolidated condensed statement of operations.
RECONCILIATION OF REPORTED DILUTED EPS TO ADJUSTED
DILUTED EPS AND ADJUSTED ORGANIC DILUTED EPS*
(Unaudited)
	GAAP Basis	Adjustments(1)	As Adjusted	Sweaty Betty(2)	Organic Basis
EPS - Fiscal 2021	$0.81	$1.28	$2.09	$(0.11)	$1.98
EPS - Fiscal 2020	$(1.70)	$2.63	$0.93	$—	$0.93
(1)
2021 adjustments reflect debt extinguishment costs, costs associated with the acquisition of Sweaty Betty®, air freight and other costs related to production and shipping delays caused by the COVID-19 pandemic, environmental and other related costs net of recoveries and non-cash impairment related to one of the Company's joint ventures. 2020 adjustments reflect a non-cash impairment of the Sperry® trade name, expenses related to the COVID-19 pandemic, and environmental and other related costs net of recoveries.

(2)	2021 adjustment reflects the Sweaty Betty® results included in the consolidated condensed statement of operations.
2022 PROXY STATEMENT	A-4

APPENDIX A
RECONCILIATION OF REPORTED GROSS MARGIN
TO ADJUSTED GROSS MARGIN*
(Unaudited)
(In millions)
	GAAP Basis	Adjustments(1)	As Adjusted	Sweaty Betty(2)	Organic Basis
Gross Profit - Fiscal 2021	$1,029.9	$35.2	$1,065.1	$(67.8)	$997.3
Gross margin	42.6%		44.1%		43.4%
Gross Profit - Fiscal 2020	$735.6	$8.3	$743.9	$—	$743.9
Gross margin	41.1%		41.5%		41.5%
(1)
2021 adjustments reflect $26.1 million of air freight and other charges related to production and shipping delays caused by the COVID-19 pandemic and $9.1 million of costs associated with the acquisition of Sweaty Betty®. 2020 adjustments reflect expenses related to the COVID-19 pandemic including $4.4 million of inventory charges and $3.9 million of air freight charges related to production delays.

(2)	2021 adjustment reflects the Sweaty Betty® results included in the consolidated condensed statement of operations.
RECONCILIATION OF REPORTED OPERATING MARGIN
TO ADJUSTED OPERATING MARGIN*
(Unaudited)
(In millions)
	GAAP Basis	Adjustments(1)	As Adjusted	Sweaty Betty(2)	Organic Basis
Operating Profit (Loss) - Fiscal 2021	$155.7	$101.2	$256.9	$(11.2)	$245.7
Operating margin	6.4%		10.6%		10.7%
Operating Profit (Loss) - Fiscal 2020	$(137.1)	$271.0	$133.9	$—	$133.9
Operating margin	(7.7)%		7.5%		7.5%
(1)
2021 adjustments reflect $56.4 million of environmental and other related costs net of recoveries, $26.1 million of air freight charges and other costs related to production and shipping delays caused by the COVID-19 pandemic and $18.7 million of costs associated with the acquisition of Sweaty Betty®. 2020 adjustments reflect $222.2 million for a non-cash impairment of the Sperry® trade name, $37.7 million of expenses related to the COVID-19 pandemic including $10.9 million of severance expenses, $8.5 million of credit loss expenses, $4.9 million of inventory charges, $3.9 million of air freight charges related to production delays, $3.6 million of facility exit costs and $5.9 million of other costs, and $11.1 million of environmental and other related costs net of recoveries.

(2)	2021 adjustment reflects the Sweaty Betty® results included in the consolidated condensed statement of operations.
To supplement the consolidated condensed financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company describes what certain financial measures would have been if, costs associated with the acquisition of the Sweaty Betty® brand, environmental and other related costs net of recoveries, costs related to the COVID-19 pandemic including air freight costs, credit loss expenses, severance expenses and other related costs, reorganization expenses and debt extinguishment costs were excluded. The Company also describes what certain financial measures would have been if the previously described financial measures also excluded the results of Sweaty Betty®. The Company believes these non-GAAP measures provide useful information to both management and investors by increasing comparability to the prior period by adjusting for certain items that may not be indicative of core operating measures and to better identify trends in the Company's business. The adjusted financial results are used by management to, and allow investors to, evaluate the operating performance of the Company on a comparable basis.
Management does not, nor should investors, consider such non-GAAP financial measures in isolation from, or as a substitution for, financial information prepared in accordance with GAAP. A reconciliation of all non-GAAP measures included in this proxy statement, to the most directly comparable GAAP measures are found in the financial tables above.
2022 PROXY STATEMENT	A-5

**SCAN TO VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 3, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/WWW2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 3, 2022. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D67982-P67660 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**WOLVERINE WORLD WIDE, INC.**

**The Board of Directors recommends a vote FOR each of the director nominees listed and FOR Proposals 2 and 3.**

| | | For | Against | Abstain |
|---|---|---|---|---|
| 1. | Election of Directors: | | | |
| | 1a. Jeffrey M. Boromisa | ☐ | ☐ | ☐ |
| | 1b. Gina R. Boswell | ☐ | ☐ | ☐ |
| | 1c. Brendan L. Hoffman | ☐ | ☐ | ☐ |
| | 1d. David T. Kollat | ☐ | ☐ | ☐ |
| 2. | An advisory resolution approving compensation for the Company's named executive officers. | ☐ | ☐ | ☐ |
| 3. | Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2022. | ☐ | ☐ | ☐ |

IMPORTANT - Please sign exactly as your name(s) appear(s) on this Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. **If shares are held jointly, each holder must sign.**

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

## WOLVERINE WORLD WIDE, INC.

### 9341 Courtland Drive, NE
### Rockford, Michigan 49351

Wolverine World Wide, Inc. will be holding its Annual Meeting of Shareholders on May 4, 2022, at 10:00 a.m. EDT in a virtual format designed to provide shareholders the same rights and opportunities to participate that they would have at an in-person meeting. To attend the Annual Meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/WWW2022 and enter the 16-digit control number found on the reverse side of this proxy card.

The enclosed Notice of 2022 Annual Meeting of Shareholders provides information regarding the matters that are expected to be voted on at the meeting. Your vote is important to us. Even if you plan to attend the meeting, please read the enclosed materials and vote through the Internet, by telephone or by mailing the proxy card.

As always, Wolverine encourages you to vote these shares before the Annual Meeting.

**Telephone and Internet Voting**
On the reverse side of this card are instructions on how to vote through the Internet or by telephone. Please consider voting through one of these methods. Your vote will be recorded as if you mailed in your proxy card.

Thank you in advance for your participation in our 2022 Annual Meeting.

Wolverine World Wide, Inc.

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

D67983-P67660

## WOLVERINE WORLD WIDE, INC.
### Annual Meeting of Shareholders
### May 4, 2022 10:00 AM EDT
### This Proxy is solicited by the Board of Directors

The undersigned shareholder hereby appoints Blake W. Krueger and Kyle L. Hanson, and each of them, each with full power of substitution, as proxies to represent the undersigned shareholder and to vote all shares of Common Stock of Wolverine World Wide, Inc. that the shareholder would be entitled to vote on all matters that properly come before the Annual Meeting of Shareholders to be held virtually on Wednesday, May 4, 2022, at 10:00 a.m. Eastern Daylight Time, and any adjournment or postponement of that meeting.

**If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified herein. If this Proxy is properly executed but no specification is made, the shares represented by this Proxy will be voted for the election of all nominees named on this Proxy as directors and for approval of Proposals 2 and 3. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may properly come before the meeting, or any adjournment or postponement thereof.**

**PLEASE DO NOT VOTE BY MORE THAN ONE METHOD. THE LAST VOTE RECEIVED WILL BE THE OFFICIAL VOTE.**
**DO NOT RETURN THIS PROXY IF YOU ARE VOTING BY THE INTERNET OR BY TELEPHONE.**

**(CONTINUED AND TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE.)**